Exhibit 10.3

EXECUTION VERSION

BRIDGE LOAN CREDIT AGREEMENT

dated as of September 22, 2021,

among

OPAL SPANISH HOLDINGS, S.A.U.,
as the Borrower,

OTIS WORLDWIDE CORPORATION,
as Guarantor,

the LENDERS party hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

MORGAN STANLEY BANK AG,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1

SECTION 1.02.	Classification of Loans and Borrowings	19

SECTION 1.03.	Terms Generally	19

SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations	19

SECTION 1.05.	Interest Rates; EURIBOR Notification	20

SECTION 1.06.	Divisions	20

SECTION 1.07.	CNMV Guarantee Rules of Construction	20

ARTICLE II

The Credits

SECTION 2.01.	Commitments	20

SECTION 2.02.	Loans and Borrowings	20

SECTION 2.03.	Requests for Borrowings	20

SECTION 2.04.	Funding of Borrowings	21

SECTION 2.05.	Interest Elections	21

SECTION 2.06.	Termination and Reduction of Commitments	22

SECTION 2.07.	Repayment of Loans; Evidence of Debt	22

SECTION 2.08.	Prepayment of Loans	22

SECTION 2.09.	Fees	23

SECTION 2.10.	Interest	24

SECTION 2.11.	Alternate Rate of Interest	24

SECTION 2.12.	Increased Costs	25

SECTION 2.13.	Break Funding Payments	26

SECTION 2.14.	Taxes	26

SECTION 2.15.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	30

SECTION 2.16.	Mitigation Obligations; Replacement of Lenders	30

SECTION 2.17.	Defaulting Lenders	31

SECTION 2.18.	Borrower’s Indemnity	31

SECTION 2.19.	Lenders’ Indemnity	32

SECTION 2.20.	Settlement of Claims under Lenders’ Indemnity	33

SECTION 2.21.	Loss Sharing by Lenders	33

ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers	33

SECTION 3.02.	Authorization; Absence of Conflicts	34

SECTION 3.03.	Governmental Consents	34

SECTION 3.04.	Enforceability	34

SECTION 3.05.	Financial Statements; No Material Adverse Effect	34

SECTION 3.06.	Litigation	34

SECTION 3.07.	Federal Reserve Regulations	34

SECTION 3.08.	ERISA	34

SECTION 3.09.	Environmental	34

SECTION 3.10.	Investment Company Status	34

SECTION 3.11.	Sanctions and Anti-Corruption Laws	35

SECTION 3.12.	Acquisition Documents	35

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	35

SECTION 4.02.	Closing Date	36

SECTION 4.03.	Settlement Date	36

SECTION 4.04.	Certain Funds Provisions	37

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	37

SECTION 5.02.	Existence of the Company and the Borrower	38

SECTION 5.03.	Use of Proceeds	38

SECTION 5.04.	Offer Undertakings	39

ARTICLE VI

Negative Covenants

SECTION 6.01.	Liens	39

SECTION 6.02.	Fundamental Changes	41

SECTION 6.03.	Sale and Leaseback Transactions	41

SECTION 6.04.	Consolidated Leverage Ratio	42

ARTICLE VII

Events of Default

SECTION 7.01.	Events of Default	42

SECTION 7.02.	Lenders’ Rights upon an Event of Default	43

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	47

SECTION 9.02.	Waivers; Amendments	48

SECTION 9.03.	Expenses; Indemnity; Damage Waiver	48

SECTION 9.04.	Successors and Assigns	49

SECTION 9.05.	Survival	51

SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	51

SECTION 9.07.	Severability	51

SECTION 9.08.	Conversion of Currencies	52

SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	52

SECTION 9.10.	WAIVER OF JURY TRIAL	52

SECTION 9.11.	Headings	52

SECTION 9.12.	Confidentiality	52

SECTION 9.13.	Interest Rate Limitation	53

SECTION 9.14.	USA PATRIOT Act and Beneficial Ownership Regulation Notice	53

SECTION 9.15.	No Fiduciary Relationship	53

SECTION 9.16.	Non-Public Information	53

SECTION 9.17.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	53

SECTION 9.18.	Permitted Reorganization	53

ARTICLE X

Company Guarantee

SECTION 10.01.	The Guarantee	54

SECTION 10.02.	Guarantee Unconditional	54

SECTION 10.03.	Discharge; Reinstatement in Certain Circumstances	55

SECTION 10.04.	Waiver by the Company	55

SECTION 10.05.	Taxes	55

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 6.01	—	Liens
Schedule 6.03	—	Sale and Leaseback Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E-1	—	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes and Foreign Lenders that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is not a Partnership)
Exhibit E-2	—	Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes and Foreign Participants that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is not a Partnership)
Exhibit E-3	—	Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes and Foreign Participants that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is a Partnership)
Exhibit E-4	—	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes and Foreign Lenders that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is a Partnership)
Exhibit F	—	Form of Indemnity Claim Notice

BRIDGE LOAN CREDIT AGREEMENT dated as of September 22, 2021, among OPAL SPANISH HOLDINGS, S.A.U., OTIS WORLDWIDE CORPORATION, the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

The Borrower has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) to extend Commitments in the amount of €1,650,000,000 under which the Borrower may obtain Loans in Euros.  The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2020 Revolving Credit Agreement” means the Revolving Credit Agreement dated as of February 10, 2020, among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, extended, restated or otherwise modified from time to time, or as refinanced or replaced with any other credit agreement.

“Acquired Company” means Zardoya Otis, S.A., a Spanish public listed company (sociedad anónima), with registered address at calle Golfo de Salónica 73, Madrid, Spain, registered at the Commercial Registry of Madrid at volume 8, page 1, and sheet 33171 and with tax identification number A-28011153.

“Acquired Company Shares” means the issued shares in the share capital of the Acquired Company, whether or not currently owned by the Company and its Subsidiaries.

“Acquisition” means the acquisition by the Company of up to 100 percent of the Acquired Company Shares not otherwise owned by it or any of its Subsidiaries pursuant to (i) the terms of the Offer Document and, as the case may be; and (ii) any purchase order issued by the Company or any of its Subsidiaries, including the Borrower and carried out between the date of the Announcement of the Offer and the Offer Settlement Date; and (iii) any Additional Acquisition Measures.

“Acquisition Documents” means the Announcement of the Offer, the Offer Document, all schedules, exhibits and supplements to the Offer Document, and any other document designated as an “Acquisition Document” by the Administrative Agent and the Borrower.

“Additional Acquisition Measures” means any purchase of the Acquired Company Shares by the Borrower after the Offer Settlement Date other than pursuant to the Offer, including the Squeeze-Out and any purchase of the Acquired Company Shares by means of a purchase order issued by the Company or any of its Subsidiaries, including the Borrower.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.01(d).

“Agreement” means this Bridge Loan Credit Agreement.

“Agreement Currency” has the meaning assigned to that term in Section 9.08(b).

“Announcement of the Offer” means, in respect of the Offer, the “Anuncio de la oferta” as such term is defined in section 16 of the Spanish Royal Decree.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning assigned to that term in Section 9.08(b).

“Applicable Rate” means, for any day, with respect to any EURIBOR Loan or any Commitment Fee, as the case may be, the applicable rate per annum set forth below under the caption “EURIBOR Spread” or “Commitment Fee Rate”, as the case may be, in each case based upon the Ratings applicable on such date:

Level	Ratings (S&P / Moody’s)	EURIBOR Spread (basis points per annum)	Commitment Fee Rate (basis points per annum)
1	A / A2 or higher	75.0	7.0
2	A- / A3	87.5	9.0
3	BBB+ / Baa1	100.0	10.0
4	BBB/Baa2	112.5	12.5
5	BBB-/Baa3	125.0	17.5
6	Lower than BBB-/Baa3	137.5	22.5

; provided that, for each Level, each of the interest rate spreads set forth in the table above will increase by 25 basis points per annum on the 90th day after the Closing Date, by an additional 25 basis points per annum on the 180th day after the Closing Date and by an additional 25 basis points per annum on the 270th day after the Closing Date.

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Rating in Level 6; (b) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based upon the higher Rating unless the Ratings differ by two or more Levels, in which case the Applicable Rate will be based upon the Level one below that corresponding to the higher Rating; and (c) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency (it being understood that, in the discretion of the Administrative Agent, any such negotiation on the part of the Administrative Agent may be subject to prior consultation with one or more Lenders and any consent by the Administrative Agent to any such amendment may be subject to the Administrative Agent having obtained consent thereto from the Required Lenders), and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Morgan Stanley Bank AG in its capacities as the sole lead arranger and sole bookrunner for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted at the interest rate implicit in the terms of the relevant lease in accordance with GAAP.  The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales).  In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average COF Rate” has the meaning assigned to that term in Section 2.11(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the EURIBO Rate for syndicated credit facilities denominated in Euros and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for all purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the EURIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the EURIBO Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Euros at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Foreign Currency Overnight Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the EURIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the EURIBO Rate permanently or indefinitely ceases to provide the EURIBO Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the EURIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the EURIBO Rate announcing that such administrator has ceased or will cease to provide the EURIBO Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the EURIBO Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the EURIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the EURIBO Rate, a resolution authority with jurisdiction over the administrator for the EURIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the EURIBO Rate, in each case which states that the administrator of the EURIBO Rate has ceased or will cease to provide the EURIBO Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the EURIBO Rate; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the EURIBO Rate announcing that the EURIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the EURIBO Rate and solely to the extent that the EURIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the EURIBO Rate for all purposes hereunder in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced the EURIBO Rate for all purposes hereunder pursuant to Section 2.11.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Opal Spanish Holdings, S.A.U., a limited liability company (sociedad anónima) organized under the laws of Spain and a wholly-owned Subsidiary of the Company, with registered address at calle Suero de Quiñones 34, planta 1ª, Madrid, Spain, and with tax identification number A-16808453.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means Loans of the same Type made or continued on the same date and, in the case of EURIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City and Madrid, Spain are authorized or required by law to remain closed under the laws of, or do in fact remain closed in, the State of New York and Madrid, respectively; provided that when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day that is not a TARGET Day and when used in connection with a Settlement Date, “Business Day” shall be referred only to any day which it is a Business Day in Madrid, Spain.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (subject to Section 1.04); and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to Section 1.04).

“Cash Collateralization Date” means the date falling twelve (12) Months after the date of this Agreement.

“Cash Deposit” means a cash deposit made by the Borrower into an account held by the Settlement Agent or any other financial institution acceptable to the CNMV in order to secure the payment of the offer price payable by the Borrower under and in connection with the Offer and any Squeeze-Out.

“Certain Funds Period” means the period commencing on the Offer Filing Date or, if earlier, the Announcement of the Offer, and ending on the earlier of:

(a) the Commitment Termination Date; and

(b) the Full Ownership Date.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any  “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than (i) the Company or its Subsidiaries, (ii) the New Holding Company pursuant to the Permitted Reorganization or (iii) any employee benefit plan of the Company or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, of equity interests in the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests in the Company, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who are not Continuing Directors, (c) following the consummation of the Permitted Reorganization, the Company ceasing to be a wholly owned subsidiary of the New Holding Company or (d) the Borrower ceases to be a direct or indirect wholly owned Subsidiary of the Company.

Notwithstanding the foregoing, a “person” or “group” shall not be deemed to beneficially own equity interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the applicable equity interests in connection with the transactions contemplated by such agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but if not having the force of law, one which applies generally to the class or category of financial institutions of which any Lender or the Administrative Agent forms a part and compliance with which is in accordance with the general practice of those financial institutions) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Claimed Amount” has the meaning set forth in Section 2.19.

“Claimed Amount Shortfall” has the meaning set forth in Section 2.19.

“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“CNMV” means the Securities and Exchange Commission of Spain (Comisión Nacional del Mercado de Valores).

“CNMV Guarantee” means any CNMV Offer Guarantee, any Replacement CNMV Offer Guarantee, any Partial CNMV Offer Guarantee and any CNMV Squeeze-Out Guarantee (including in each case and for the avoidance of doubt any Indirect CNMV Guarantee).

“CNMV Guarantee Providers” means Morgan Stanley Bank AG and certain other financial institutions party to the CNMV Guarantees Issuance Agreement from time to time as the providers of the financial guarantee to the CNMV (including for the avoidance of doubt, each Indirect CNMV Guarantee Provider).

“CNMV Guarantees Issuance Agreement” means the agreement entered into between the Borrower, the CNMV Guarantee Providers named therein and Morgan Stanley Senior Funding, Inc., as administrative agent, on or reasonably promptly following the date hereof by virtue of which the Borrower shall be requesting the issuance of a CNMV Guarantee.

“CNMV Offer Guarantee” means one or more guarantees to be issued by a CNMV Guarantee Provider to the CNMV pursuant to which that CNMV Guarantee Provider guarantees its applicable share of the offer price payable by the Borrower in connection with the Offer (minus any Cash Deposit made by the Borrower), as such guarantees may be replaced by a Replacement CNMV Offer Guarantee and/or a Partial CNMV Offer Guarantee pursuant to the CNMV Guarantees Issuance Agreement.

“CNMV Squeeze-Out Guarantee” means one or more guarantees to be issued by a CNMV Guarantee Provider to the CNMV pursuant to which that CNMV Guarantee Provider guarantees its applicable share of the offer price payable by the Borrower under and in connection with the Squeeze-Out.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“COF Rate” has the meaning assigned to that term in Section 2.11(a).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender hereunder, as such commitment may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The amount of each Lender’s Commitment on the Effective Date is set forth on Schedule 2.01, and the aggregate amount of the Commitments on the Effective Date is €1,650,000,000.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Commitment Termination Date” means the earliest to occur of (a) the Cash Collateralization Date, (b) the voluntary termination in full of all Commitments hereunder by the Borrower by written notice to the Administrative Agent, (c) the date on which the Offer is irrevocably refused by the CNMV or withdrawn by the Borrower or (d) the date immediately following the Final Settlement Date.

“Company” means Otis Worldwide Corporation, a Delaware corporation.

“Company Guarantee Agreement” means the agreement entered into between the Company and Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent of the CNMV Guarantees Issuance Agreement, on or reasonably promptly following the date hereof by virtue of which the Company guarantees all obligations of the Borrower under the CNMV Guarantees Issuance Agreement.

“Company Determination” has the meaning set forth in Section 2.14(i).

“Company Guarantee” has the meaning set forth in Section 10.01.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent and the Company.

“Consolidated” refers to the consolidation of the accounts of a Person and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum for such period of:

(i) Consolidated interest expense (including imputed interest expense in respect of Capitalized Lease Obligations);

(ii) Consolidated income tax expense;

(iii) depreciation and amortization expense;

(iv) non-cash charges or losses, including non-cash compensation expense, impairment charges and any write-offs or write-downs of assets, but excluding (A) any non-cash charge that results from an accrual of a reserve for cash charges to be taken in any future period, (B) an amortization of a prepaid cash expense that was paid and not expensed in a prior period or (C) write-down or write-off with respect to accounts receivable (including any addition to bad debt reserves or bad debt expense);

(v) restructuring, extraordinary, unusual or non-recurring charges or losses, including transaction fees, costs and expenses (including financing fees, financial and other advisory fees, accounting and consulting fees and legal fees) incurred in connection with Material Acquisitions and Material Dispositions;

(vi) transaction fees, costs and expenses incurred in connection with the Transactions; provided that (i) no amounts may be added back pursuant to this clause (vi) for any such fees, costs and expenses incurred or accrued after the last day of the eighth full fiscal quarter ending after April 3, 2020 and (ii) the amounts added back pursuant to this clause (vi) may not exceed (A) with respect to any period of four consecutive fiscal quarters, $150,000,000 and (B) with respect to all periods, $300,000,000;

(vii)  any non-cash losses attributable to the application of “mark to market” accounting in respect of Hedge Agreements;

(viii) any net after-tax loss attributable to the early extinguishment of Debt or obligations under Hedge Agreements;

(ix) (A) the cumulative effect for such period of a change in accounting principles or (B) any currency translation losses; minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum for such period of:

(i) any non-cash gains or items of income (other than the accrual of revenue), but excluding any such items in respect of which cash was received in a prior period or will be received in a future period;

(ii) extraordinary, unusual or nonrecurring gains or items of income;

(iii) any non-cash gains attributable to the application of “mark to market” accounting in respect of Hedge Agreements;

(iv) any net after-tax gain attributable to the early extinguishment of Debt or obligations under Hedge Agreements; and

(v) (A) the cumulative effect for such period of a change in accounting principles or (B) any currency translation gains;

provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition (other than sales, transfers or other dispositions in the ordinary course of business).  For the purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be determined giving pro forma effect thereto in accordance with Section 1.04(b); provided that Company shall not be required to calculate Consolidated EBITDA on a pro forma basis with respect to any Material Acquisition or any Material Disposition if the Company determines in its reasonable discretion that it does not have reasonably and readily identifiable information to make such pro forma calculation.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Consolidated Subsidiaries for such period determined in conformity with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Consolidated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent Consolidated balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP (which calculation shall give pro forma effect to any Material Acquisition or Material Disposition consummated by the Company or its Consolidated Subsidiaries since the date of such Consolidated balance sheet and on or prior to the date of determination, as if such Material Acquisition or Material Disposition had occurred on the date of such Consolidated balance sheet).  Until the first delivery of the Consolidated financial statements of the Company and its Consolidated Subsidiaries pursuant to Section 5.01(a) or 5.01(b), Consolidated Net Tangible Assets shall be determined by reference to the pro forma combined balance sheet described in the definition of “Pro Forma Company Financial Statements”.

“Consolidated Total Net Debt” means, as of any date, (a) the sum, without duplication, of (i) the aggregate principal amount of Debt of the Company and its Consolidated Subsidiaries outstanding as of such date, (ii) the aggregate amount of the Capitalized Lease Obligations of the Company and its Consolidated Subsidiaries as of such date and (iii) the aggregate principal amount of the purchase money indebtedness of the Company and its Consolidated Subsidiaries outstanding as of such date, minus (b) the aggregate amount of Unrestricted Cash as of such date.

“Continuing Director” means a director who (a) was a member of the Company’s board of directors on the Effective Date, (b) becomes a member of the Company’s board of directors subsequent to the Effective Date and whose appointment, election or nomination for election by the Company’s stockholders is duly approved by a majority of the directors referred to in clause (a) above constituting at the time of such appointment, election or nomination at least a majority of that board or (c) becomes a member of the Company’s board of directors subsequent to the Effective Date and whose appointment, election or nomination for election by the Company’s stockholders is duly approved by a majority of the directors referred to in clauses (a) and (b) above constituting at the time of such appointment, election or nomination at least a majority of that board.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the EURIBO Rate.

“Counter-Guarantee” means a guarantee payable upon first demand issued by a Lender as credit support for an Indirect CNMV Guarantee issued by an Indirect CNMV Guarantee Provider on behalf of such Lender.

“Debt” has the meaning set forth in Section 6.01.

“Debt Incurrence” means any incurrence of Debt by the Company or any of its Subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, other than (a) indebtedness owed by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, (b) indebtedness under the 2020 Revolving Credit Agreement as in effect on the date hereof and any refinancings, amendments, amendments and restatements, modifications, extensions or replacements thereof that do not increase the aggregate principal or committed amount thereof, (c) any commercial paper financings, purchase money indebtedness and any borrowings under working capital, liquidity, letter of credit, recourse factoring or overdraft facilities, in each case, in the ordinary course of business of the Company and its Subsidiaries, (d) any trade or customer finance-related financing in the ordinary course of business of the Company and its Subsidiaries, (e) up to $250,000,000 of indebtedness incurred by any Subsidiary of the Company that is organized outside the United States (other than indebtedness of the Borrower or any of its Subsidiaries and indebtedness of Highland Holding S.a r.l. and its Subsidiaries) (in each case whether or not guaranteed by the Company or any of its Subsidiaries), (f) [reserved], (g) Debt not in excess of $250,000,000 and (h) the Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed, within one Business Day of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder (unless, in the case of an obligation to fund a Loan, such Lender notifies the Company and the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Event of Default) has not been satisfied); (b) has notified the Company, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Event of Default) has not been satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written certification by the Administrative Agent; (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dollars” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Duration Fee” has the meaning set forth in Section 2.09(c).

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Company) that the Required Lenders have determined that syndicated credit facilities denominated in Euros are being executed at such time, or that include language similar to that contained in Section 2.11(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the EURIBO Rate, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a Subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person, other than (a) a natural person, (b) a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person, (c) the Company, (d) any Subsidiary of the Company (including the Borrower), (e) any Affiliate of the Company or (f) any Defaulting Lender.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, directives, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any toxic or hazardous substance or waste, or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, attorneys’ and consultants’ fees, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance by the Company of any Equity Interests or any securities that derive their value or rate of return by reference to Equity Interests in the Company, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) securities issued pursuant to employee stock plans or employee compensation and benefit plans or contributed to pension funds and (b) securities or interests issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement.

“Erroneous Payment” has the meaning assigned to it in Article VIII.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Article VIII.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, rulings and official interpretations promulgated or issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of which the Company is a member and which is under common control within the meaning of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” under 4043 of ERISA (other than an event for which the 30-day notice period is waived or a safe harbor is available) with respect to a Plan, (b) any failure by any Plan to satisfy the minimum funding standard under Section 412 of the Code, (c) the filing of an application for a waiver of the minimum funding standard with respect to any Plan under Section 412(c) of the Code, (d) the incurrence of any liability under Title IV of ERISA with respect to the involuntary or distress termination of any Plan under Sections 4041(c) or Section 4042 of ERISA, (e) the receipt from the PBGC or a plan administrator by the Company or any ERISA Affiliate of the Company of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4041(c) or Section 4042 of ERISA, (f) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan (within the meaning of Section 4063 of ERISA) or Multiemployer Plan (within the meaning of Sections 4203 or 4205 of ERISA) or (g) the receipt of any notice by the Company or an ERISA Affiliate of the Company from any Multiemployer Plan, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or in endangered, critical and declining, or critical status within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.

“EURIBO Rate” means, for any Interest Period, the rate per annum determined by the European Money Market Institute (or any other Person that takes over the administration of such rate) as the rate at which interbank deposits in Euro are being offered by one prime bank to another within the EMU zone for such Interest Period at 11:00 a.m., Brussels time on the day that is two TARGET Days prior to the first day of such Interest Period, as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if no EURIBO Rate shall be available for a particular period at such time but EURIBO Rates shall be available for maturities both longer and shorter than such period at such time, then the EURIBO Rate for such period shall be the Interpolated Screen Rate as of such time, (ii) if the EURIBO Rate, determined as provided above, would be less than zero, the EURIBO Rate shall be deemed to be zero for all purposes of this Agreement and (iii) with respect to the quotation day and time, if market practice differs for loans in Euros priced by reference to rates quoted in the European interbank market, in which case the quotation day and time shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the European interbank market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the European interbank market on more than one day, the quotation day and time shall be the last of those days).

“Euro” or “€” means the single currency of the participating member states of the European Union.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a)  Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office in, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes (including backup withholding Taxes) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to laws in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) in the case of a Lender, any withholding Taxes imposed by Spain on a payment under this Agreement, if on the date on which such payment falls due or is made (whichever occurs first), such payment could have been made without a Tax Deduction if the Lender receiving the payment were a Spanish Qualifying Lender but on such date the Lender is not or has ceased to be a Spanish Qualifying Lender other than as a result of a change in applicable law, regulations or double taxation treaty after it became a Lender under this Agreement; (d) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (e) any U.S. Federal withholding Taxes imposed under FATCA; provided, that, for the avoidance of doubt, for purposes of clause (b)(i), in the case of an interest in a Loan acquired by a Lender pursuant to the funding of a Commitment, such Lender shall be treated as acquiring such interest on the date such Lender acquired an interest in the Commitment pursuant to which such Loan was funded.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above), and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing.

“Final Settlement Date” has the meaning assigned to such term in Section 2.03.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Foreign Currency Overnight Rate” means, for any day, a rate per annum at which overnight deposits in Euro would be offered on such day in the London interbank market, as such rate is determined by the Administrative Agent by such means as the Administrative Agent shall determine to be reasonable; provided that the Foreign Currency Overnight Rate shall in no event be less than zero.

“Foreign Disposition” has the meaning assigned to such term in Section 2.08(c).

“Foreign Lender” means a Lender that (a) is not a U.S. Person or (b) is an entity disregarded as separate from its owner for U.S. federal income tax purposes and is owned, for U.S. federal income tax purposes, by a Person that is not U.S. Person.

“Full Ownership Date” means the date from which the Borrower holds 100 percent of the outstanding Acquired Company Shares.

“GAAP” means generally accepted accounting principles in the United States of America as in effect, subject to Section 1.04, from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guaranteed Obligations” means the due and punctual payment by the Company of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration or otherwise, (b) all other monetary obligations of the Company hereunder, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) all payment obligations of the Company (including but not limited to indemnification obligations in connection with any amount demanded under a CNMV Guarantee, whether primary, secondary, direct, contingent, fixed or otherwise) under the CNMV Guarantees Issuance Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedge Agreement.

“Historical Company Financial Statements” means (a) the audited balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the audited statements of operations of comprehensive income, of changes in equity and of cash flows of the Company and its Subsidiaries for the year then ended and (b) the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2021 and the unaudited statements of operations of comprehensive income, of changes in equity and of cash flows of the Company and its Subsidiaries for the quarter then ended.

“IBA” has the meaning set forth in Section 1.05.

“IBERCLEAR” means the Spanish Central Securities Depository (Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Indemnity Claim” has the meaning set forth in Section 2.19.

“Indemnity Claim Notice” means a notice substantially in the form set out in Exhibit F.

“Indirect CNMV Guarantee” means a CNMV Guarantee issued by an Indirect CNMV Guarantee Provider against a corresponding Counter-Guarantee by a Lender which has not issued a CNMV Guarantee.

“Indirect CNMV Guarantee Provider” means any Lender or any Affiliate of a Lender that has issued an Indirect CNMV Guarantee in accordance with the CNMV Guarantees Issuance Agreement.

“Industrial Development Bonds” means obligations issued by a State, a Commonwealth, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a)(1) of the Code (or any similar provision of the Code), as in effect on the date of the issuance of such obligations.

“Information” has the meaning set forth in Section 9.12.

“Interest Election Request” means a request by the Borrower continue a Borrowing in accordance with Section 2.05, which shall be substantially in the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.

“Interest Payment Date” means, with respect to any EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a EURIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at an interval of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Company may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, a rate per annum that results from interpolating on a linear basis between (a) the EURIBO Rate for the longest maturity for which a EURIBO Rate is available that is shorter than the applicable period and (b) the EURIBO Rate for the shortest maturity for which a EURIBO Rate is available that is longer than the applicable period, in each case as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Screen Rate shall in no event be less than zero.

“IRS” means the United States Internal Revenue Service, or any other Governmental Authority that shall have succeeded to the functions thereof.

“Judgment Currency” has the meaning assigned to that term in Section 9.08(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Liens” has the meaning set forth in Section 6.01.

“Loan Document” means this Agreement, the CNMV Guarantees Issuance Agreement and the Company Guarantee Agreement.

“Loan Party” means each of the Borrower and the Company.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Major Default” means with respect to the Borrower and the Company only, any circumstance constituting a Default under Section 7.01(a), Section 7.01(c) (insofar as it relates to a breach of Section 5.02), Section 7.01(d) (insofar as it relates to a breach of Section 5.04 and/or Section 6.01), Section 7.01(e), Section 7.01(f) or Section 7.01(h).

“Major Representation” means a representation or warranty under any of Section 3.01 to Section 3.04 inclusive, Section 3.07, Section 3.10 to Section 3.12.

“Material Acquisition” means any acquisition by the Company or any of its Subsidiaries of (a) equity interests in any Person if, after giving effect thereto, such Person will become a Subsidiary of the Company or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (in the case of clauses (a) and (b), including as a result of a merger or consolidation); provided that, in the case of clauses (a) and (b), the aggregate consideration therefor exceeds $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations or business of the Company and its Subsidiaries, taken as a whole, or (b) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement, taken as a whole.

“Material Debt” means Debt in the principal amount in excess of $100,000,000.

“Material Disposition” means any sale, transfer or other disposition by the Company or any of its Subsidiaries of (a) all or substantially all the issued and outstanding equity interests in any Person that are owned by the Company or any of its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that, in the case of clauses (a) and (b), such sale, transfer or other disposition yields net proceeds to the Company or any of its Subsidiaries in excess of $50,000,000 in the aggregate.

“Maturity Date” means the date that is 364 days after the Closing Date; provided that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means (i) material information concerning the Company, the Borrower, the Subsidiaries of any of the foregoing or the respective securities of any of the foregoing that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act, and (ii) information that qualifies as inside information under Regulation EU No. 596/2014 on market abuse.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if a Month begins on the last Business Day of a calendar month, that Month shall end on the last Business Day in the next calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Company or its Subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Company and its Subsidiaries to third parties, including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees, in each case, actually incurred in connection therewith, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale and Leaseback Transaction) of an asset, the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay Debt secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, and the amount of any reserves established by the Company and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Company), provided that, if the Company or any of its Subsidiaries receive proceeds that would otherwise constitute Net Proceeds from any Reduction/Prepayment Event described in clause (c) of the definition of such term, the Company or such Subsidiary may use, or commit to use, any portion of such proceeds (the “Reinvestment Amount”) to acquire, construct, improve, upgrade or repair assets useful in the business of the Company or its Subsidiaries or to consummate any business acquisition, and in each case, the Reinvestment Amount shall not constitute Net Proceeds until, and except to the extent that (but shall then be deemed to have been received to such extent and shall constitute Net Proceeds and not be covered by this proviso), (A) not so used (or committed to be used) within the 365-day period of receipt of such proceeds or (B) if committed to be used within such 365-day period, not so used within the maximum period contemplated in the relevant agreement for the consummation thereof, provided, further, that, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent that such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event and (iv) payments to retire any Debt that is required to be repaid in connection with such event.

“New Holding Company” has the meaning set forth in Section 9.18.

“New Holding Company Guarantee” has the meaning set forth in Section 9.18.

“NYFRB” means the Federal Reserve Bank of New York.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means the voluntary cash tender offer for the Acquired Company Shares proposed to be made by the Borrower in accordance with the Offer Document.

“Offer Document” means the offer document (Folleto Explicativo), including any of its schedules, exhibits and supplements, filed with CNMV on the Offer Filing Date and setting out the terms of the Offer and to be approved by CNMV, as it may from time to time be amended, supplemented, revised, renewed or waived in accordance with the terms of the Spanish Royal Decree.

“Offer Filing” means the filing of the Offer with the CNMV made by the Borrower pursuant to section 17 of the Spanish Royal Decree.

“Offer Filing Date” means the date the Offer Filing has been made.

“Offer Settlement Date” has the meaning set forth in Section 2.03.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having taken any of the following actions: executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned, pursuant to Section 2.16(b),  an interest in any Loan or other interest under this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any other Governmental Authority that shall have succeeded to the functions thereof.

“Permitted Reorganization” means a transaction described in Section 9.18 pursuant to which the Borrower becomes a wholly-owned Domestic Subsidiary of the New Holding Company, but only if all the requirements set forth in Section 9.18 shall have been satisfied.

“Permitted Reorganization Merger Subsidiary” has the meaning set forth in Section 9.18.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower or any ERISA Affiliate and subject to Title IV of ERISA.

“Platform” means Debt Domain, IntraLinks™, SyndTrak or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary and located in the United States the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (a) which is financed by Industrial Development Bonds or (b) which, in the opinion of the board of directors of the Borrower, or of any duly authorized committee of that board, is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 5.01.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualifying Term Loan Facility” means a term loan facility entered into by the Company or the Borrower for the purpose of financing the Transactions that (i) is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth in Sections 4.01, 4.02 and 4.03, as determined by the Company or the Borrower, as applicable, in its reasonable discretion and (ii) contains borrowing, cash deposit and indemnity provisions substantially comparable to those contained in this Agreement with respect to the CNMV Guarantees issued under the CNMV Guarantees Issuance Agreement.

“Qualifying Material Acquisition” means any acquisition by the Company or any of its Subsidiaries of (a) equity interests in any Person if, after giving effect thereto, such Person will become a Subsidiary of the Company or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (in the case of both clauses (a) and (b), including as a result of a merger or consolidation); provided that the aggregate cash consideration therefor (including Debt of such acquired Person (or such business unit, division, product line or line of business) assumed in connection therewith or that is refinanced in connection therewith, all obligations in respect of deferred purchase price and all other cash consideration payable in connection therewith) exceeds $750,000,000.

“Ratings” means the ratings by Moody’s and S&P of the senior, unsecured, non-credit-enhanced, long-term debt of the Company.

“Recipient” means the Administrative Agent or any Lender.

“Reinvestment Amount” has the meaning set forth in the definition of “Net Proceeds”.

“Reduction/Prepayment Events” means:

(a) any Debt Incurrence, other than any Qualifying Term Loan Facility that has reduced the Commitments under this Agreement pursuant to clause (d) below;

(b) any Equity Issuance;

(c) any sale, transfer or other disposition of assets (including pursuant to a sale and leaseback transaction or by way of merger or consolidation) of any asset of the Company or any of its Subsidiaries (including any issuance or sale of Equity Interest in any Subsidiary of the Company to a Person other than the Company or any of its Subsidiaries) but excluding (i) any disposition of assets in the ordinary course of business of the Company or any Subsidiary and not as part of a financing (ii) any disposition of inventory, used or surplus equipment, and cash or cash equivalents, (iii) any disposition of assets that individually results in Net Proceeds to the Company and its Subsidiaries of $50,000,000 or less, (iv) any disposition(s) of assets by any Subsidiary of the Company that is organized outside the United States that individually or in the aggregate results in Net Proceeds to such Subsidiary of $250,000,000 or less (v) any disposition of assets to the Company or any Subsidiary or other Affiliate of the Company; and

(d) any Qualifying Term Loan Facility, excluding any portion of such Qualifying Term Loan Facility (i) entered into to replace or refinance indebtedness of the Acquired Company and its Subsidiaries (whether before or after the Closing Date) or (ii) entered into to pay the cash portion of the consideration for the Offer or any Additional Acquisition Measure.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Reinvestment Amount” has the meaning set forth in the definition of “Net Proceeds.”

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors and/or the NYFRB and/or the European Central Bank, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB and/or the European Central Bank or, in each case, any successor thereto.

“Replacement CNMV Offer Guarantee” has the meaning ascribed to it under the CNMV Guarantees Issuance Agreement.

“Required Lenders” means, at any time, Lenders having Commitments and Loans representing more than 50% of the sum of the aggregate amount of all the Commitments and the aggregate principal amount of all the Loans at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv and any successor thereto.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” has the meaning set forth in Section 6.03.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or (b) any Person owned 50 percent or more or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission, or any other Governmental Authority that shall have succeeded to the functions thereof.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Settlement Agent” means the financial institution appointed as settlement agent (agente de pagos) by the Borrower to process the settlement of the Offer and any Additional Acquisition Measures.

“Settlement Date” has the meaning assigned to that term in Section 2.03.

“Spanish Commercial Code” means the Spanish Código de Comercio as amended from time to time.

“Spanish Companies Law” means the Spanish Royal Legislative Decree of 2 July 2010 relating to Capital Companies (Real Decreto Legislativo 1/2010, de 2 de Julio, por el que se aprueba el Texto Refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Insolvency Law” means the Spanish Royal Decree Law 1/2020, dated 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal) as amended from time to time.

“Spanish Qualifying Lender” means any of the following legal persons or funds beneficially entitled to any payments made under this Agreement:

i.
A legal person or fund that satisfies each of the following conditions:  (a) is resident for tax purposes in a EEA Member Country other than Spain that:  (x) has an effective exchange of tax information arrangement with Spain in force (in the terms of section 4 of the first additional provision of Law 36/2006, of 29 November, on the measures for the prevention of tax fraud) and (y) does not obtain income related to this Agreement through a country or territory that is classified as a tax haven under Spanish law (as provided in Royal Decree 1080/1991 of 5 July or in such list as updates or replaces it); (b) is not operating in relation to this Agreement via a permanent establishment in Spain or in a country that is not a EEA Member Country; and (c) is able to provide a certificate of tax residency issued by the competent tax authorities to prove tax residency in its country of residence (such a Lender described in this clause i, a “Spanish EEA Lender”).

ii.
A legal person or fund that is within any of the following categories:  (a) a lender or credit institution (as defined in Law 5/2015 of 27 April on business finance) registered in the special registries of the Bank of Spain and resident in Spain, insofar as the income obtained by the credit entity or credit institution in accordance with this Agreement is covered by the withholding tax exception set out in article 61(c) of the Spanish Corporate Income Tax Regulation (Reglamento del Impuesto sobre Sociedades) (approved by Royal Decree 634/2015 of 10 July); (b) a permanent establishment of a financial entity not resident in Spain that carries out the activities of the entities referred to in sub-clause (a) above, insofar as the income obtained by the permanent establishment in accordance with this Agreement is covered by the withholding tax exception set out in article 8.1 of the Spanish Non-Resident Income Tax Regulation (Reglamento del Impuesto sobre la Renta de No Residentes) (approved by Royal Decree 1776/2004 of 30 July); or (c) a securitisation fund (as defined in Law 5/2015 of 27 April on business finance) insofar as the income obtained by the fund in accordance with this Agreement is covered by the withholding tax exception set out in article 61(k) of the Spanish Corporate Income Tax Regulation (approved by Royal Decree 634/2015 of 10 July).

iii.
A legal person or fund that satisfies each of the following conditions: (a) is resident in a State with which Spain has signed an agreement to avoid double taxation of income, which is applicable to such legal person or fund without limitation and establishes in favour of the person a total exemption in Spain vis-à-vis the income paid pursuant to this Agreement; (b) does not operate in relation to this Agreement via a permanent establishment in Spain or through a country or territory that is classified as a tax haven under Spanish law (as provided in Royal Decree 1080/1991 of 5 July or in such list as updates or replaces it); and (c) is able to provide a certificate of tax residency issued by the competent tax authorities to prove tax residency in its country of residence for the purposes of the applicable agreement to avoid double taxation of income (such a Lender described in this clause iii, a “Spanish Treaty Lender”).

“Spanish Royal Decree” means Royal Decree 1066/2007 of 27 July 2007 on the rules governing takeover bids for shares (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores).

“Squeeze-Out” means the squeeze-out and sell-out procedures (venta or compra forzosa) set out in sections 47 and 48 of the Spanish Royal Decree.

“Subject Party” has the meaning assigned to that term in Section 2.14(j)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall or might have voting power upon the occurrence of any contingency) is at the time of any determination directly or indirectly owned or Controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.  Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Company.

“Syndication and Fee Letter” means that certain Syndication and Fee Letter dated as of the date hereof among the Company, the Borrower, Morgan Stanley Senior Funding, Inc. and Morgan Stanley Bank AG.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement for purposes hereof).

“TARGET Day” means any day on which both (a) banks in London are open for general business and (b) the TARGET is open for the settlement of payments in Euro.

“Tax Deduction” has the meaning set forth in Section 2.14.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 5.01(a) or 5.01(b).

“Transactions” means (a) the execution, delivery and performance by the Company and the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof, (b) the acquisition of the Acquired Company Shares through the Offer or any Additional Acquisition Measures and (c) the payment of fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the EURIBO Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for all purposes of this Agreement.

“United States” means the United States of America (including the constituent States thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

“Unrestricted Cash” means, on any date, cash and cash equivalents owned on such date by the Company and its Consolidated Subsidiaries, as would be reflected on a Consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such date in conformity with GAAP, provided that such cash and cash equivalents do not appear (and would not be required to appear) as “restricted” on a Consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in conformity with GAAP.

“U.S. Person” means a Person who is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(f).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time, and the rules and regulations promulgated or issued thereunder.

“VAT” means any tax imposed in accordance with the council directive of 28 November 2006 on the common system of the value added tax (EC Directive 2006/112) or any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere.

“VAT Recipient” has the meaning assigned to that term in Section 2.14(j)(ii).

“VAT Supplier” has the meaning assigned to that term in Section 2.14(j)(ii).

“Wholly-Owned Domestic Manufacturing Subsidiary” means any Subsidiary of the Company of which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in manufacturing; provided, however, that “Wholly-Owned Domestic Manufacturing Subsidiary” shall not include any Subsidiary of the Company that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) is engaged primarily in the finance business, including financing the operations of, or the purchase of products that are products of or incorporate products of, the Company and/or its Subsidiaries or (c) is primarily engaged in ownership and development of real estate, construction of buildings or related activities, or a combination of the foregoing.  In the event that there shall at any time be a question as to whether a Subsidiary of the Company is primarily engaged in manufacturing or is described in the foregoing clause (a), (b) or (c), such matter shall be determined for all purposes of this Agreement by resolution of the board of directors of the Company.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “EURIBOR Loan” or a “EURIBOR Borrowing”).

SECTION 1.03.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless the context requires otherwise or except as otherwise expressly provided herein, (a) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (b) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (c) any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (including, in the case of this Agreement, as supplemented by the New Holding Company Guarantee, but in any case disregarding any amendment, supplement or other modification made in breach of this Agreement) and (d) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).

SECTION 1.04.  Accounting Terms; GAAP; Pro Forma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing, for purposes of this Agreement all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i)  any change as a result of the adoption of any of the provisions set forth in the Accounting Standards Update 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any other amendments to the Accounting Standards Codifications issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require the recognition of right-of-use assets and lease liabilities for leases or similar agreements that would not be classified as capital leases under GAAP as in effect prior to January 1, 2019, (ii) any election under Accounting Standards Codification 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt or other indebtedness of the Company or any of its Subsidiaries at “fair value”, as defined therein, (iii) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof, or (iv) any valuation of Debt or other indebtedness below its full stated principal amount as a result of the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board, it being agreed that Debt and other indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated after giving pro forma effect thereto (and to other transactions, including the repayment or incurrence of Debt, related thereto) as if such transactions had occurred on the first day of the applicable Test Period and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, all in accordance with Article 11 of Regulation S-X under the Securities Act.  If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Debt if such Hedge Agreement has a remaining term in excess of 12 months).  Notwithstanding anything to the contrary in this Agreement or any classification under GAAP as “discontinued operations” of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, no pro forma effect shall be given to any such discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(c) For purposes of any determination under Sections 6.01, 6.03 and 7.01(i), all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rate in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in Sections 6.02 or 6.03 being exceeded solely as a result of changes in the exchange rate from those rates applicable at the time or times Debt, Liens or Sale and Leaseback Transactions were initially consummated in reliance on the exceptions under such Sections.  For purposes of Section 6.04, and the related definitions, amounts in currencies other than Dollars shall be translated into dollars at the exchange rate then most recently used in preparing the Borrower’s Consolidated financial statements.

SECTION 1.05.  Interest Rates; EURIBOR Notification. The interest rate on Loans denominated in Euros may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform.  Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change.  Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.11(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the EURIBO Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(b)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the EURIBO Rate or have the same volume or liquidity as did the EURIBO Rate prior to its discontinuance or unavailability.

SECTION 1.06.       Divisions.  For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.07.  CNMV Guarantee Rules of Construction.  The rules of construction set forth in section 1.2 of the Guarantees Issuance Agreement shall be incorporated herein, mutatis mutandis.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Certain Funds Period in Euros in a principal amount, for any Loan, not to exceed such Lender’s Commitment as in effect immediately prior to the time such Loan is made; provided that the aggregate principal amount of the Borrowing made under this Section shall not be less than €50,000,000 (or such lesser amount as shall represent the entire unused balance of the total Commitments).  Up to five Loans may be made under this Agreement during the Certain Funds Period.  Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of EURIBOR Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.12, 2.13, 2.14 or 9.03 solely in respect of increased costs or Taxes resulting from such exercise and existing at the time of such exercise (and that would not have been incurred but for such exercise).

(c) At the commencement of each Interest Period for any EURIBOR Borrowing, such Borrowing shall be in an aggregate amount not less than €50,000,000 or an integral multiple of €1,000,000 in excess thereof; provided that a EURIBOR Borrowing that results from a continuation of an outstanding EURIBOR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (or such greater number as may be agreed to by the Administrative Agent) EURIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to continue, any EURIBOR Borrowing if the Interest Period requested with respect thereto would end after the Scheduled Maturity Date.

        SECTION 2.03.   Requests for Borrowings.  By no later than 2:00 p.m. New York time on the Business Day that is two (2) Business Days before any date on which the cash purchase price has to be paid to the shareholders of the Acquired Company and, if the Acquired Company tenders any of its treasury shares (autocartera), to the Acquired Company, in each case in connection with the Offer (the “Offer Settlement Date”) or any Additional Acquisition Measure (each such date on which the cash purchase price has to be paid, including the Offer Settlement Date, a “Settlement Date”, and the Settlement Date after which the Borrower owns 100% of the Acquired Company Shares, the “Final Settlement Date”), the Borrower (i) with respect to an Offer Settlement or a Squeeze-Out, shall and (ii) with respect to any Additional Acquisition Measure, may deliver to the Administrative Agent a Borrowing Request executed by a Financial Officer of the Borrower for the amount required to settle the cash purchase price on that Settlement Date.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)              the aggregate amount of the requested Borrowing;

(ii)             the date of such Borrowing, which shall be a Business Day;

(iii)    the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv)            the location and number of the account to which funds are to be disbursed.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

If by 2:00 p.m. New York time on the Business Day falling two (2) Business Days before the relevant Offer Settlement Date or the Settlement Date of any Squeeze-Out, a Loan is required to be made and the Administrative Agent has not received a Borrowing Request for the full amount of the required Loan (after giving effect to any cash cover or Cash Deposits that have been made and evidenced to the Administrative Agent), and the conditions in Sections 4.01, 4.02 and 4.03 have been satisfied, a Borrowing Request for a Loan will be deemed to have been received by the Administrative Agent from the Borrower by such a time for an Interest Period of one month to be made on the Business Day before Offer Settlement Date or the Settlement Date of any Squeeze-Out, as applicable, in an amount, together with the other amounts available, sufficient to pay the cash purchase price due on that Settlement Date.

If by 2:00 p.m. New York time on the Business Day falling two (2) Business Days before the Cash Collateralization Date, a CNMV Guarantee Provider has notified the Administrative Agent that a CNMV Guarantee has not been repaid and the Administrative Agent has not received a Borrowing Request for a Loan in an amount equal to the outstanding amount of the relevant CNMV Guarantee(s), after giving effect to any cash cover or Cash Deposits, and the conditions in Section 4.03 have been satisfied, a Borrowing Request will be deemed to have been received by the Administrative Agent from the Borrower for an Interest Period of one month to be made on the Cash Collateralization Date in an amount equal to the amount of the outstanding CNMV Guarantee, after giving effect to any cash cover or Cash Deposits, to be paid to (or to the order of) the CNMV Guarantee Provider who issued the outstanding CNMV Guarantee as cash cover for its CNMV Guarantee.

SECTION 2.04.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Euros by 11:00 a.m., Madrid time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly (and in any event, no later than two hours after receipt) remitting the amounts so received, in like funds, to an account specified by the Borrower with the Settlement Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its full share of such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute a reduction of such Borrowing.

SECTION 2.05.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type and, in the case of a EURIBOR Borrowing, shall have an initial Interest Period as specified in the Borrowing Request.  Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period for a EURIBOR Borrowing that does not comply with Section 2.02(d).

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by submitting a completed written Interest Election Request, executed by a Financial Officer of the Borrower not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed continuation.  Each Interest Election Request shall be revocable at any time prior to the effective date of the continuation specified in such notice (subject to the payment by the Borrower of amounts described in Section 2.13 if the Administrative Agent has already given notice of such requested conversion or continuation to the Lenders) and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)             the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            [reserved]; and

(iv)            the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall automatically be continued as a EURIBOR Borrowing for an Interest Period of one month.

SECTION 2.06.  Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Commitment Termination Date.  The Commitment of each Lender shall be reduced automatically and without further action upon the making by such Lender of any Loan by an amount equal to the principal amount of such Loan.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of €10,000,000 and not less than €50,000,000 and (ii) the aggregate amount of Commitments and Loans remaining immediately after such termination or reduction shall not be less than the aggregate amount of CNMV Guarantees and Commitments (as defined in the CNMV Guarantees Issuance Agreement) outstanding at such time.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this paragraph (b) at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Borrower pursuant to this paragraph (b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)                  In the event and on each occasion that, after the date hereof and prior to the termination of the Commitments in accordance with this Section, either (i) the Company or the Borrower receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (b) of the definition of such term or (ii) the Company or any of its Subsidiaries receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (a), (c) or (d) of the definition of such term, then (A) subject to the immediately next sentence, the Company or the Borrower, as applicable, shall within five Business Days of receipt of such Net Proceeds (x) notify the Administrative Agent of such Reduction/Prepayment Event and the amount of Net Proceeds resulting therefrom (together with, in each case, a reasonably detailed calculation thereof) and (y) deliver such Net Proceeds as a Cash Deposit and (B) the Commitments will automatically reduce (on the earlier of the date of delivery of such notice or the fifth Business Day after such receipt) by an aggregate amount equal to the amount of Net Proceeds.  In the event that there are both Commitments and Loans outstanding, the Loans shall be repaid pursuant to Section 2.08 before the Commitments are reduced pursuant to this Section 2.06.

(d) Promptly following receipt of any notice pursuant to paragraph (b) or (c) of this Section, the Administrative Agent shall advise the Lenders of the contents thereof.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Scheduled Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans and the interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.  Prepayment of Loans.  (a)  The Borrower shall have the right, in its sole discretion, at any time and from time to time, to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.13).

(b) The Borrower shall notify the Administrative Agent in writing of any prepayment of a Borrowing pursuant to Section 2.08(a) not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment delivered by the Borrower may state that such notice is conditioned upon the occurrence of one or more events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial optional prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest thereon.

(c) In the event and on each occasion that, after the making of the Loans hereunder on or after the Closing Date, either (i) the Company or the Borrower receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (b) of the definition of such term or (ii) the Company or any of its Subsidiaries receives any Net Proceeds in respect of a Reduction/Prepayment Event described in clause (a), (c) or (d) of the definition of such term, then (A) subject to the immediately next sentence, the Company or the Borrower, as applicable, shall within five Business Days of receipt of such Net Proceeds notify the Administrative Agent of such Reduction/Prepayment Event and the amount of Net Proceeds resulting therefrom (together with, in each case, a reasonably detailed calculation thereof) and (B) within five Business Days of the day such Net Proceeds are received, the Borrower shall prepay (subject to Section 2.13) Borrowings in an amount equal to the amount of Net Proceeds. In the event that there are both Commitments and Loans outstanding, the Loans shall be repaid pursuant to this Section 2.08 before the Commitments are reduced pursuant to Section 2.06.  Notwithstanding any other provisions of this Section 2.08(c), (i) to the extent that any or all of the Net Proceeds of any Reduction/Prepayment Event by a Subsidiary that is not a Domestic Subsidiary giving rise to a prepayment event (a “Foreign Disposition”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.08 but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes payable, as reasonably estimated by the Company in good faith, or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.08 to the extent provided herein and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have a material adverse Tax consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, the Net Proceeds so affected may be retained by the applicable Subsidiary.

(d) Each notice delivered pursuant to paragraph (c) of this Section shall specify the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any notice pursuant to paragraph (c) of this Section, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest thereon.

SECTION 2.09.  Fees.  (a)  Subject to Section 2.17, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a fee (a “Commitment Fee”), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender during the period from and including the day that is 90 days after the Effective Date to but excluding the Commitment Termination Date.  Accrued Commitment Fees shall be payable on the Commitment Termination Date.  All Commitment Fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day)

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender on each of the dates set forth below, or, if any such date is not a Business Day, on the first succeeding Business Day after such date, a duration fee (a “Duration Fee”) equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s Loans outstanding on such date:

Date	Duration Fee Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(c) Each of the Company and the Borrower, as applicable, agrees to pay to the parties entitled thereto the fees payable pursuant to the Syndication and Fee Letter, in the amounts and at the times set forth therein.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the parties entitled thereto or, in the case of the Commitment Fees and the Duration Fees, to the Administrative Agent for distribution to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10.  Interest.  (a)  [Reserved].

(b) The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to EURIBOR Loans as provided in paragraph (b) of this Section.

For the purposes of Section 317 of the Spanish Commercial Code, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.  Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for any EURIBOR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the EURIBO Rate for such Interest Period (including because the EURIBO Rate is not available or published on a current basis); provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the EURIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable thereafter.  If such notice is given, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the continuation of any Borrowing as a EURIBOR Borrowing for such Interest Period shall be ineffective, (B) the affected EURIBOR Borrowing that was requested to be continued shall, on the last day of the then current Interest Period applicable thereto, unless repaid, bear interest at a rate equal to the Applicable Rate for EURIBOR Loans plus a rate that adequately and fairly reflects the weighted average of the cost to each Lender to fund its pro rata share of such Borrowing (from whatever source and using whatever methodologies such Lender may select in its reasonable discretion) (with respect to a Lender, the “COF Rate” and with respect to the weighted average of the COF Rate applicable to each Lender for any Borrowing, the “Average COF Rate”), it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing, and (C) any Borrowing Request for a Borrowing of EURIBOR Loans for such Interest Period shall be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for EURIBOR Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing.

(b) (i) Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the EURIBO Rate with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Lenders consent to such amendment.  No replacement of the EURIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period.

(iv) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any Interest Election Request that requests the continuation of any Borrowing as a EURIBOR Borrowing shall be ineffective, and, on the last day of the then current Interest Period applicable thereto, unless repaid, such Borrowing shall bear interest at a rate equal to the Applicable Rate for EURIBOR Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing and (B) any Borrowing Request for a EURIBOR Borrowing  shall otherwise be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for EURIBOR Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing.

(v) Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11.

SECTION 2.12.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the EURIBO Rate);

(ii) impose on any Lender or the European interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or EURIBOR Loans made by such Lender; or

(iii) subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon written request of such Lender to the Borrower, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements (except any such reserve requirement reflected in the EURIBO Rate) has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon written request of such Lender to the Borrower, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be prima facie evidence of the amount claimed; provided that it is accompanied by a statement in reasonable detail of the calculation on which such amount was based.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section, such Lender shall notify the Borrower thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any amount (i) as to which it has been indemnified by the Borrower or (ii) which has been paid to such Lender by the Borrower, in each case pursuant to this Section 2.12, it shall pay over such refund to the Borrower (but only to the extent of payments made by the Borrower under this Section 2.12 with respect to the events giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower agrees, upon the written request of such Lender to the Borrower, to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Lender to make available its accounting records (or any other information which it deems confidential) to the Borrower or any other Person.

SECTION 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) [reserved], (c) the failure to borrow or continue any EURIBOR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to prepay any EURIBOR Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment (other than as a result of a default by the applicable Lender in the performance of its agreements set forth herein) of any EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred at the EURIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the European interbank market.  A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be prima facie evidence of such amount; provided that it is accompanied by a statement in reasonable detail of the calculation on which such amount was based.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14.  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the applicable Loan Party or an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the applicable Loan Party or such withholding agent (a “Tax Deduction”), then the applicable Loan Party or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of Section 2.14(a), the applicable Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for Other Taxes.

(c) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Such payment shall be due within 20 days of the Borrower’s receipt of such certificate.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender shall severally indemnify the applicable Loan Party for any Taxes paid or payable by such Loan Party (and not deducted or withheld by the Borrower from any payment otherwise due hereunder to such Lender) as a result of the failure of such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the applicable Loan Party pursuant to Section 2.14(f), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Such payment shall be due within 10 days of such Lender’s receipt of such certificate.  Each Lender hereby authorizes the Administrative Agent and the applicable Loan Party to set off and apply any and all amounts at any time owing by the Administrative Agent or the Borrower (as applicable) to such Lender under this Agreement or otherwise payable by the Administrative Agent or the applicable Loan Party (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or the applicable Loan Party (as applicable) under this paragraph.

(f) Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A), 2.14(f)(ii)(B), 2.14(f)(ii)(D) and 2.14(f)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned, for U.S. federal income tax purposes, by a U.S. Person) shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 (or successor form) certifying that such Lender (or such U.S. Person, as applicable) is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) entitled to the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) duly completed and executed originals of IRS Form W-8ECI (or any successor form) with respect to such Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner);

(3) in the case of a Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a duly completed and executed certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form); or

(4) to the extent a Foreign Lender (or, if a Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable (and including any other information required to be provided by IRS Form W-8IMY (or any successor form)); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct or indirect partner;

(C) any Lender (or, if such Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the Person treated as its owner for U.S. federal income tax purposes) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Without limiting the generality of the foregoing, any Spanish EEA Lender or Spanish Treaty Lender shall provide the Borrower before any payment is due or made (whichever occurs first) pursuant to this Agreement, with a valid tax residency certificate issued by the competent tax authorities of that Lender’s country of residence, within the meaning of the relevant double taxation treaty, stating that such Lender is entitled to benefits under such treaty.  Each such Lender shall also provide the Borrower with additional certificates upon expiry of the preceding certificate.  For purposes of this Section 2.14(f)(iii), a tax residency certificate is deemed valid if it is issued within the year before the date on which the corresponding payment is due or made, whichever is earlier; and in the case that the tax residency certificate refers to a specific tax period, it will only be valid for that period.

Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f).  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Tax Status.  Each Spanish EEA Lender and Spanish Treaty Lender shall, as of the Effective Date and the Closing Date, deliver to the Borrower through the Administrative Agent a certificate of tax residence duly issued by the Tax Authorities of its country of tax residence, evidencing such Spanish EEA Lender and Spanish Treaty Lender as resident for Tax purposes in that country and, if a Spanish Treaty Lender, accrediting such Spanish Treaty Lender as resident in the relevant country within the meaning of the relevant Treaty.

(h) Lender Status Confirmation.  Each Person that becomes a Lender pursuant to Section 9.04, shall indicate in the Assignment Agreement which it executes upon becoming a Party, and for the benefit of the Administrative Agent and without liability to the Borrower, which of the following categories it falls into:  (i) other than a Spanish Qualifying Lender; (ii) a Spanish Qualifying Lender (other than a Spanish EEA Lender or Spanish Treaty Lender); (iii) a Spanish Treaty Lender; or (iv) a Spanish EEA Lender.  If such Person which becomes a Lender pursuant to Section 9.04 fails to indicate its status in accordance with the preceding sentence, then such Person shall be treated for the purposes of this Agreement (including by the Borrower and the Administrative Agent) as other than a Spanish Qualifying Lender until such time as it notifies the Administrative Agent which of categories (ii) through (iv) applies (and the Administrative Agents, upon receipt of such notification, shall inform the Borrower).  For the avoidance of doubt, any Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Section 2.14(h).

(i) U.S. Federal Tax Treatment.  Without limiting the Administrative Agent’s authority, discretion or entitlements under Section 2.14(a) or any other relevant provision of this Agreement, the Company, the Borrower and each Lender hereby acknowledge and agree that (i) as promptly as reasonably practicable following the Closing Date and in any event no later than 10 Business Days prior to the first Interest Payment Date, the Company shall (x) make a determination (the “Company Determination”), based on advice of a law or accounting firm of nationally recognized expertise in U.S. federal income tax matters, regarding the characterization of the Company or the Borrower as the primary obligor with respect to such obligations of the Loan Parties for U.S. federal income tax purposes (including whether any such payment is to be treated as being (x) derived from sources within the United States and (y) made by the Company in respect of indebtedness of the Company) and (y) provide the Administrative Agent written notice of such Company Determination and the content thereof, (ii) the Administrative Agent shall perform its U.S. federal tax withholding and information reporting obligations with respect to payments by or on account of any obligation of the Loan Parties under this Agreement in a manner consistent with the Company Determination, (iii) any withholding or deduction made by the Administrative Agent from any such payments in reliance on the Company Determination pursuant to the preceding clause (ii) shall be treated for all purposes of this Agreement as the withholding or deduction of a Tax that is required by applicable law, (iv) the Administrative Agent shall have no liability to the Borrower, the Company or any Lender arising out of, or related to actions taken in reliance on the Company Determination pursuant to the preceding clause (ii), and (v) without duplication of any amounts which the Administrative Agent  recovers pursuant to Section 2.14(d), the Loan Parties shall jointly and severally indemnify the Administrative Agent for the full amount of any Taxes imposed on, or asserted against, the Administrative Agent arising out of, or related to actions taken in reliance on the Company Determination pursuant to the preceding clause (ii) other than any such Taxes described in clause (a) of the definition of Excluded Taxes, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(j) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund or the benefit of such credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest (but solely with respect to the period during which the indemnifying party held such refund) or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(k) Value Added Tax.  (i) All amounts set out or expressed in this Agreement to be payable by any party to any Recipient that (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT that is chargeable on such supply or supplies, and accordingly, subject to paragraph (h)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any party under this Agreement, such party shall pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Recipient shall promptly provide an appropriate VAT invoice to such party), unless the VAT reverse charge mechanism is applicable.

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (the “VAT Supplier”) to any other Recipient (the “VAT Recipient”) under this Agreement, and any party other than the VAT Recipient (the “Subject Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for such supply to the VAT Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration), such party shall also pay to the VAT Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The VAT Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the VAT Recipient from the relevant tax authority which the VAT Recipient reasonably determines is in respect of such VAT.

(iii) Where this Agreement requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(l)                   Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

(m) Defined Terms.  For purposes of this Section, the term “applicable law” includes FATCA.

SECTION 2.15.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder prior to the time expressly required hereunder for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent; provided that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Euros.  Any payment by the Borrower credited to the account specified by the Administrative Agent shall discharge the obligation of the Borrower to make such payment at the time such credit is so effected, irrespective of the time of any distribution of such payment by the Administrative Agent to any Lender.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower agrees that any Lender acquiring a participation pursuant to the foregoing arrangements may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(b), 2.15(c) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.  (a) Each Lender shall (i) if it determines that it is specifically entitled to compensation under Section 2.14, use its reasonable efforts to designate a different lending office, if any, for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if any, if such designation or assignment and delegation would avoid, or minimize the amount of, any payment by the Borrower of additional amounts under Section 2.14 in respect of such Lender and (ii) if it determines that it is specifically entitled to compensation under Section 2.12, use its reasonable efforts (including using reasonable efforts to designate a different lending office, if any, for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if any), but only if it shall not incur any disadvantage as a result thereof, to avoid, or to minimize the amount of, any payment by the Borrower of additional amounts under Section 2.12 in respect of such Lender.

(b) If (i) any Lender requests or becomes entitled to compensation under Section 2.12, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and, to the extent permitted under applicable law, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 and 2.14) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which may be a Lender, if another Lender accepts such assignment and delegation); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (B) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments and (C) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17.  Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  The Commitment and Loans of each Defaulting Lender shall be disregarded in determining whether the Required Lenders  or any other requisite Lenders shall have taken or may take any action hereunder (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided that any waiver, amendment or other modification that requires the consent of all Lenders or of all Lenders affected thereby shall, except as provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

(ii) Certain Fees.  Commitment Fees shall cease to accrue on the Commitment of such Defaulting Lender for any period during which such Defaulting Lender is a “Defaulting Lender”, and such Defaulting Lender shall not be entitled to receive such Commitment Fees.

(b) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18.  Borrower’s Indemnity.

(a) The Borrower irrevocably and unconditionally undertakes that it shall within three (3) Business Days of demand by a Lender reimburse that Lender for any amount demanded of, or paid by, it under (i) any Counter-Guarantee given by it in connection with the issuance of an Indirect CNMV Guarantee; and under (ii) Section 2.19 (Lender’s Indemnity), in the currency of the relevant demand.

(b) The obligations of the Borrower under this Section 2.18 shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release, prejudice or otherwise exonerate any of its obligations under this Section 2.18 in whole or in part (whether or not known to the Borrower or any other person).  This includes:

(i)	any time or waiver granted to or composition with any Lender or any other person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Loan Document, any CNMV Guarantee, any Counter-Guarantee or any other document or security;

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document, any CNMV Guarantee, any Counter-Guarantee or any other document or security; or

(viii)	any insolvency or similar proceedings.

(c) The obligations of the Borrower under this Section 2.18 shall be continuing obligations, shall extend to the ultimate balance of all amounts expressed to be payable hereunder and shall continue in force notwithstanding any intermediate payment in whole or in part of amounts payable hereunder.

(d) The Borrower will not be entitled to any right of contribution or indemnity from any Lender in respect of any payment made by it under this Section 2.18.

The Borrower shall within three (3) Business Days of demand indemnify each Lender against any other cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender’s or relevant Indirect CNMV Guarantee Provider’s gross negligence or wilful misconduct) in acting as Lender or as CNMV Guarantee Provider.

SECTION 2.19.  Lenders’ Indemnity.

(a) Subject to the terms of this Agreement, each Lender unconditionally and irrevocably agrees to pay to each CNMV Guarantee Provider against which a claim has been made under a CNMV Guarantee or to each Lender against which a claim has been made under a Counter-Guarantee (the amount of such claim, a “Claimed Amount”), within three (3) Business Days of demand, an amount equal to its pro rata share of any Claimed Amount that neither the Borrower nor the Company has paid (“Claimed Amount Shortfall”) in accordance with the arrangements for payment set out in this Section 2.19 (any claim made hereunder being an “Indemnity Claim”) in an amount equal to such Lender’s pro rata share of the aggregate Commitments.

(b)                  The maximum aggregate liability of each Lender under this Section shall be automatically reduced by an amount equal to:

(i)	any and all payments made by that Lender under, or in respect of, a claim under a CNMV Guarantee; and

(ii)	that Lender’s pro rata share (determined in accordance with this Section) of:

(A)	any payment made by the Borrower to a Lender in relation to a Claimed Amount pursuant to the CNMV Guarantees Issuance Agreement; and

(B)	any reduction in the amount of a CNMV Guarantee otherwise than as a result of a repayment or prepayment.

(c) Any failure by any party to perform its obligations under a CNMV Guarantee or hereunder shall not relieve or discharge any other party of its obligations under the relevant CNMV Guarantee or Counter-Guarantee or hereunder.

(d) The obligations of each Lender under this Section are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any CNMV Guarantee or Counter-Guarantee, regardless of any intermediate payment made in accordance with this Section.

(e) The obligations of any Lender under this Section will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Section (whether or not known to it or any other person).  This includes:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of this Agreement, the CNMV Guarantees Issuance Agreement, any CNMV Guarantee, any Counter-Guarantee or any other document or security;

(vii)
any unenforceability, illegality or invalidity of any obligation of any person under this Agreement, the CNMV Guarantees Issuance Agreement, any CNMV Guarantee, any Counter-Guarantee or any other document or security; or

(viii)	any insolvency or similar proceedings.

(f) The obligations of each Lender under this Section are several.  No Lender shall be liable for the failure of any other Lender to perform its obligations hereunder, and the failure of a Lender to perform its obligations hereunder shall not affect or increase the liability of any other Lender hereunder.

(g) The obligation of each Lender under this Section is an independent, primary obligation which each Lender undertakes as principal, and not as a surety or guarantor.

(h) Each Lender’s obligation to make payment pursuant to this Section is irrevocable and is subject only to the relevant Indemnity Claim Notice being in conformity with the provisions of this Section 2.19 and Section 2.20, and being served on the Administrative Agent in accordance with the procedure for the service of notices set out in this Agreement.

SECTION 2.20.  Settlement of Claims under Lenders’ Indemnity.

(a) If a CNMV Guarantee Provider or a Lender is entitled to make an Indemnity Claim under Section 2.19, it shall deliver to the Administrative Agent for each Lender an Indemnity Claim Notice specifying the Claimed Amount Shortfall.  The Administrative Agent must serve a copy of the Indemnity Claim Notice received by it on each Lender promptly on receipt of the same together with the amount of the Lender’s share of that Claimed Amount determined in accordance with Section 2.19.

(b) Each Lender will make payment of its share of any Indemnity Claim no later than on the date falling three (3) Business Days after receipt of the relevant Indemnity Claim Notice.

(c) If a Lender makes payment of any Indemnity Claim, that Lender shall automatically be subrogated to the rights of the relevant Lender in respect of such payment.

(d) Each Lender shall discharge its payment obligations hereunder by making payment of any amount due from it to the Administrative Agent for the account of the relevant Lender, and the Administrative Agent will immediately remit such payments to or to the order of the relevant Lender in accordance with such payment instructions as such Lender shall from time to time give to the Agent for this purpose.

SECTION 2.21.Loss Sharing by Lenders.  If a demand is made and the obligations of the Borrower to a Lender in respect of that demand under Section 2.18 remain undischarged, and any resulting loss is not being borne by the Lenders in the proportion equal to their pro rata share of the aggregate Commitments, the Lenders shall make such payments between themselves as the Administrative Agent may require to ensure that after taking account of those payments, losses are borne by the Lenders in proportion to their pro rata share of the aggregate Commitments.

No Lender shall be required to pay amounts under this Section which, when aggregated with its participation in any Loans made by it in its capacity as Lender, would exceed its pro rata share of the aggregate Commitments.

No payments shall be made under this Section to any Lender or CNMV Guarantee Provider which is a Defaulting Lender.

ARTICLE III

Representations and Warranties

The Company and, to the extent applicable, the Borrower represents and warrants, as of the Effective Date that:

SECTION 3.01.  Organization; Powers.  (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which the conduct of its operations or the ownership of its properties requires such qualification except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  The Company has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, this Agreement.

(b) The Borrower is a limited liability company (sociedad anónima) duly incorporated and validly existing under the laws of Spain and it has the power to own its assets and carry on its business as it is being conducted.  The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement, the CNMV Guarantees Issuance Agreement or any other document or security and the Acquisition Documents, and the transactions contemplated by this Agreement, the CNMV Guarantees Issuance Agreement or any other document or security and the Acquisition Documents.

SECTION 3.02.  Authorization; Absence of Conflicts.  The execution, delivery and performance by each of the Company and the Borrower of this Agreement have been duly authorized by all necessary corporate action and do not contravene (a) the Company’s or the Borrower’s certificate of incorporation or by‑laws (or foreign equivalent) or (b) except where such contravention would not reasonably be expected to have a Material Adverse Effect, any law or contractual restriction binding on the Company or the Borrower.

SECTION 3.03.  Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body in the United States, or to each of the Company’s or the Borrower’s knowledge, in any other jurisdiction, is required for the due execution, delivery and performance by the Company and the Borrower of this Agreement other than routine requirements which, to each of the Company’s and the Borrower’s knowledge, have (to the extent that compliance is required on or prior to the date hereof) been complied with in all material respects.

SECTION 3.04.  Enforceability.  This Agreement is a legal, valid and binding obligation of the Company and the Borrower, enforceable against each of the Company and the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05.  Financial Statements; No Material Adverse Effect.  (a)  The Historical Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of December 31, 2020 and as of June 30, 2021, and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the fiscal year and fiscal quarter then ended, all in conformity with GAAP.

(b) Since December 31, 2020, there has been no material adverse change in the Consolidated financial condition or the Consolidated results of operations of the Company except as otherwise disclosed in any reports by the Company on Form 10-K, Form 10-Q or Form 8-K publicly filed or furnished under the Exchange Act prior to the date hereof.

SECTION 3.06.  Litigation.  There is no pending or, to the knowledge of the Company, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.  Federal Reserve Regulations.  Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation T, U or X of the Board of Governors as now and from time to time hereafter in effect.

SECTION 3.08.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which such liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.09.   Environmental.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (a) are in compliance with Environmental Laws and any permit, license or approval required thereunder and (b) have not become subject to any Environmental Liability.

SECTION 3.10.  Investment Company Status.  Neither the Company nor the Borrower is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 3.11.  Sanctions and Anti-Corruption Laws.  (a)  The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

(b) None of (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any of their respective directors, officers or employees that will act in any capacity in connection with or directly benefit from the use of proceeds of the Loans is a Sanctioned Person.

(c) No Borrowing or use of proceeds thereof will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.12.  Acquisition Documents.  Subject to any consents, waivers or dispensations granted by the CNMV or any other applicable regulator, the Acquisition Documents collectively contain all material terms of the Offer as at the date on which they were published, issued or filed, as applicable.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans shall not become effective until the first date on which each of the following conditions shall be satisfied (or such condition shall have been waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party thereto either (i) a counterpart of this Agreement and the CNMV Guarantees Issuance Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement and the CNMV Guarantees Issuance Agreement.

(b) The Administrative Agent shall have received:

(i)
a copy of an extract of the resolution of the board of directors of the Borrower (1) approving the terms of, and the transactions contemplated by this Agreement, the CNMV Guarantees Issuance Agreement, any other Loan Document and the Offer Documents to which it is a party and resolving that it execute such documents and resolving to launch the Offer, (2) authorizing a specified person or persons to execute this Agreement, the CNMV Guarantees Issuance Agreement, any other Loan Document and the Offer Documents to which it is a party on its behalf, and (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Agreement, the CNMV Guarantees Issuance Agreement, any other Loan Document and the Offer Documents to which it is a party;

(ii)	a specimen of the signature of each person authorized by the resolution referred to in paragraph (i) above; and

(iii)
a certificate of an authorized signatory of the Borrower certifying that each copy document relating to it specified in this Section is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(c) The Administrative Agent shall have received (i) an officer’s certificate of each of the Company and the Borrower, dated the Effective Date and signed by the Secretary or Assistant Secretary of such Person, in form and substance reasonably satisfactory to the Administrative Agent and substantially consistent with the Company’s past practice, together with all attachments contemplated thereby, and (ii) a certificate of each of the Company and the Borrower, dated the Effective Date and signed by an officer of such Person, confirming, as of the Effective Date, that (A) the representations and warranties contained in Article III are true and correct (x) in the case of the representations and warranties qualified by materiality or Material Adverse Effect in the text thereof, in all respects and (y) in the case of the representations and warranties other than those referenced in the foregoing clause (x), in all material respects and (B) no Default or Event of Default has occurred and is continuing.

(d) The Administrative Agent (or its counsel) shall have received all fees due and payable on or prior to the Effective Date, and, to the extent invoiced at least three Business Days prior to the Effective Date, other amounts due and payable on or prior to the Effective Date (including reasonable fees, charges and disbursements of Davis, Polk & Wardwell LLP and Clifford Chance, S.L.P.) required to be paid or reimbursed by the Company or the Borrower.

(e) The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities with respect to the Company and the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, that has been reasonably requested by the Administrative Agent or any Lender in writing at least 10 Business Days prior to the Effective Date, including a customary certificate of beneficial ownership with respect to the Borrower.

(f) The Administrative Agent shall have received evidence of the Announcement of the Offer.

(g) The Administrative Agent shall have received a fully executed copy of the Company Guarantee Agreement.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender, by becoming a party to this Agreement, shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

SECTION 4.02.  Closing Date.  The obligations of each Lender to make a Loan on the Offer Settlement Date shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of the general counsel, in-house counsel and/or outside counsel of the Company and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and substantially consistent with the Company’s past practice.

(b) The Administrative Agent shall have received from the Borrower and/or the Company (i) a copy of the Offer Document, (ii) a certificate from the Borrower confirming that the CNMV has approved the Offer and (iii) a copy of (A) a notice from the CNMV to the Borrower setting out the result of the Offer in accordance with section 36.2 of the Spanish Royal Decree, (B) a notice from the CNMV to the governing body (Sociedades Rectoras) of the Spanish Stock Exchange confirming that the Offer has been successful, (C) a confirmation that it has been published in the trading bulletins (Boletínes de Cotización) of the governing bodies (Sociedades Rectoras) of the Spanish Stock Exchange that the Offer has been successful or (D) the announcement (información privilegiada u otra información relevante) made by the CNMV that sets out the results of the Offer and which evidences that the Offer has been successful.

(c) The Administrative Agent shall have received a certificate of the Borrower certifying that (i) all conditions to the settlement of the Offer (other than payment of the cash purchase price) have been satisfied in accordance with the Offer Documents or waived except to the extent such waiver would not be prohibited under the terms of this Agreement and (ii) no amendment, change, consent or waiver which is prohibited by Section 5.04(c) has been made to or in respect of any term or conditions to the Offer or any Offer Document.

SECTION 4.03.  Settlement Date.  The obligations of each Lender to make a Loan on any Settlement Date (including the Closing Date) shall be subject to receipt by the Administrative Agent of a Borrowing Request therefor in accordance with Section 2.03, and to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The Major Representations shall be true and correct (x) in the case of the Major Representations qualified by materiality or Material Adverse Effect in the text thereof, in all respects and (y) in the case of the Major Representations other than those referenced in the foregoing clause (x), in all material respects, in each case on and as of the Settlement Date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

(b) No Major Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received evidence of the irrevocable instructions by the Borrower to the Settlement Agent to use the funds deposited by the Administrative Agent into the account of the Borrower with the Settlement Agent for the purpose of paying the cash purchase price for the Acquired Company Shares.

(d) It is not illegal for that Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in the Borrowing.

(e) In relation to a Loan to fund the purchase price of the Acquired Company Shares pursuant to the Squeeze-Out, the Administrative Agent shall have received a copy of the notice sent by the Borrower to the CNMV that sets out if the conditions for the Squeeze-Out are met in accordance with section 48.3 of the Spanish Royal Decree.

(f) In relation to a Loan to fund the purchase price of the Acquired Company Shares pursuant to other Additional Acquisition Measures, the Administrative Agent shall have received a copy of the announcement published by the Borrower posted in the CNMV’s website informing of the commencement of the standing purchase order issued by the Company or any of its Subsidiaries, including the Borrower.

(g) Each Borrowing (other than any continuation of any Loan) shall constitute a representation and warranty made by the Borrower on the date thereof that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied.

SECTION 4.04.  Certain Funds Provisions.

Subject to Section 4.01 and this Section 4.04, during the Certain Funds Period, none of the Lenders shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent, limit or delay the making of a Loan;

(ii)
rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under this Agreement, any promissory note entered into in connection with this Agreement, the Fee and Syndication Letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of a Loan;

(iii) refuse to participate in the making of a Loan;

(iv)	exercise any right of set-off or counterclaim in respect of a Loan to the extent to do so would prevent, limit or delay the making of a Loan; or

(v)
cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Loan Document to the extent to do so would prevent, limit or delay the making of a Loan,

provided that immediately upon the expiration of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders, notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE V

Affirmative Covenants

From the Effective Date and for so long as any Loan shall remain unpaid or any Lender shall have any Commitment, the Company covenants and agrees and, to the extent applicable, the Borrower covenants and agrees, with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent, on behalf of the Lenders:

(a) within 90 days after the end of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the Consolidated statements of operations, comprehensive income, changes in equity and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing to the effect that such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position, results of operations and cash flows of the Company and its Consolidated Subsidiaries as of the end of and for such year, all in conformity with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal quarter and the Consolidated statements of operations and comprehensive income of the Company and its Consolidated Subsidiaries for such fiscal quarter and the portion of the fiscal year then ended and the Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding period of periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the Consolidated financial position, results of operations and cash flows of the Company and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, all in conformity with GAAP (subject to normal year-end adjustments and the absence of footnotes);

(c) concurrently with each delivery of financial statements under Section 5.01(a) or 5.01(b), a completed Compliance Certificate signed by a Financial Officer of the Company (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations of the ratio set forth in Section 6.04;

(d) promptly after the sending or filing thereof, copies of all such regular, periodic and special reports and all registration statements (except those relating to employee benefit or stock option plans) that the Company or any of its Consolidated Subsidiaries that is an issuer of securities that are registered under Section 12 of the Exchange Act files with the SEC or with any national securities exchange and of all such proxy statements, financial statements and reports as the Company sends to its stockholders;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Company pursuant to the terms of any indenture or to the lenders under the 2020 Revolving Credit Agreement pursuant to the terms thereof and not otherwise required to be furnished pursuant to any other clause of this Section 5.01;

(f) as promptly as possible and in any event within five Business Days after the occurrence of each Default or Event of Default that is continuing on the date of such statement, the statement of the chief financial officer of the Company setting forth details of such Default or Event of Default and the action that the Company proposes to take with respect thereto; and

(g) such other publicly available information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender may from time to time reasonably request.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b), 5.01(d) and 5.01(e) shall be deemed to have been delivered on the date on which such information or one or more annual quarterly reports containing such information have been posted on the “investors relations” portion of the website of the Company as identified to the Administrative Agent from time to time or if made publicly available on the SEC EDGAR system or posted by the Administrative Agent on the Platform.  The Company hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who are Public Side Lender Representatives.  The Company hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any MNPI (provided, however, that to the extent such Borrower Materials constitute Information, treatment of such Borrower Materials shall be subject to Section 9.12 in all respects); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 5.02.  Existence of the Company and the Borrower.  Each of the Company and the Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger or consolidation of the Company or the Borrower permitted under Section 6.02(a).

SECTION 5.03.  Use of Proceeds.  The proceeds of Loans will be used (a) to pay the consideration for the Acquired Company Shares either pursuant to the Offer or any Additional Acquisition Measures, (b) for the provision of any cash cover or Cash Deposits, (c) to pay any other amount in connection with the Offer or any Additional Acquisition Measure and (c) to pay fees and expenses in connection with the foregoing, and no part of the proceeds of any Loans hereunder will be used in a manner that would cause the Loans to be in violation of Regulation U of the Board of Governors.

SECTION 5.04.  Offer Undertakings.

(a) The Borrower undertakes to ensure that the Offer is being made in all material respects in compliance with all applicable laws regulating the conduct of public takeover offers in Spain (including but not limited to the Spanish Royal Decree) and the rules of any applicable stock exchange, which shall include, without limitation, the Offer Filing with the CNMV within the month following the Announcement of the Offer (to the extent that the Announcement of the Offer and the Offer Filing are not made simultaneously).

(b) The Borrower shall supply to the Administrative Agent promptly:

(i) evidence of the Announcement of the Offer;

(ii)             copies of the Offer Document (A) as filed with the CNMV and (B) as approved by the CNMV;

(iii)           the details of any approval of, amendment or change to, or waiver and/or consent granted under, or withdrawal of, the Offer (other than those that are of a minor or technical nature or that do not materially and adversely affect the interests of the Lenders or CNMV Guarantee Providers in their capacity as such) and, upon reasonable request, general information as to the progress of the Offer and the Acquisition; and

(iv)           a copy of the independent expert report on the equitable price of the Acquired Company Shares subject to the Offer (once filed with the CNMV within seven (7) Business Days of the Offer Filing Date), to the extent it is required to be filed by applicable law.

(c) The Borrower shall not without the Required Lenders consent:

(i) make any amendment or change to, or grant any waiver and/or consent in respect of, any term or condition applicable to the Offer other than amendments, changes, waivers or consents (1) if required under any applicable law or regulation (including, without limitation, under the Spanish Royal Decree, or required by any applicable securities exchange or regulatory or governmental body or court of competent jurisdiction); (2) if required or requested by the CNMV; or (3) if it would not materially and adversely affect the interests of the Lenders or CNMV Guarantee Providers (taken as a whole);

(ii)             extend the acceptance period for the Offer, if such extension would result in the Closing Date falling after the last day of the Certain Funds Period; or

(iii)           permit the Offer to remain outstanding if the Borrower has the ability to withdraw the Offer in accordance with applicable law and the Spanish Royal Decree where the Closing Date would otherwise fall after the last day of the Certain Funds Period.

(d) The Borrower will notify the Administrative Agent within two (2) Business Days if the Offer is declared unsuccessful or withdrawn.

(e) The Borrower will deliver a copy of the notice from the CNMV to the Borrower setting out the result of the Offer before the Settlement Date for the Offer.

ARTICLE VI

Negative Covenants

From the Effective Date and for so long as any Loan shall remain unpaid or any Lender shall have any Commitment, the Company covenants and agrees and, to the extent applicable, the Borrower covenants and agrees, with the Lenders that:

SECTION 6.01.  Liens.  The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, create, incur, issue or assume any loans, notes, bonds, debentures or other indebtedness for money borrowed (loans, notes, bonds, debentures or other indebtedness for money borrowed collectively called “Debt”) secured by any pledge of, or mortgage, lien, encumbrance or security interests on (such pledges, mortgages, liens, encumbrances and security interests collectively called “Liens”), any Principal Property owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary, and will not itself, and will not permit any Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any equity interests in or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary, without in any such case effectively providing that the Loans (together with, if the Company shall so determine, any other Debt of the Company then existing or thereafter created which is not subordinate in right of payment to indebtedness hereunder) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding plus Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties entered into after the date hereof (other than such Sale and Leaseback Transactions as are permitted by clause (b) or (c) of Section 6.03) would not exceed an amount equal to 10% of Consolidated Net Tangible Assets; provided, that nothing contained in this Section 6.01 shall prevent, restrict or apply to, and there shall be excluded from secured Debt in any computation under this Section 6.01, Debt secured by:

(a) Liens on any property or assets of the Company or any Subsidiary of the Company (including equity interests or Debt owned by the Company or any Subsidiary of the Company) existing as of the date hereof or set forth on Schedule 6.01 hereto;

(b) Liens on any property or assets of, or on any equity interests in or Debt of, any Person existing at the time such Person becomes a Wholly-Owned Domestic Manufacturing Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Wholly-Owned Domestic Manufacturing Subsidiary;

(c) Liens on any property or assets or equity interests or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 120 days after the acquisition of such property or assets or equity interests or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided that such Liens are limited to such equity interests or Debt or such other property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(d) Liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets, or to secure Debt incurred prior to, at the time of or within 120 days after the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided that such Liens are limited to such property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(e) Liens which secure Debt owing by a Subsidiary of the Company to the Company or to a Wholly-Owned Domestic Manufacturing Subsidiary;

(f) Liens arising from the assignment of moneys due and to become due under contracts between the Company or any Subsidiary of the Company and the United States, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof or Liens in favor of the United States, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, pursuant to the provisions of any contract not directly or indirectly in connection with securing Debt;

(g) (i) any materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings; (ii) any deposit or pledge as security for the performance of any bid, tender, contract, lease, or undertaking not directly or indirectly in connection with the securing of Debt; (iii) any deposit or pledge with any governmental agency required or permitted to qualify the Company or any Subsidiary of the Company to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; (iv) deposits or pledges to obtain the release of mechanics’, workmen’s, repairmen’s, materialmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier; (v) any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; (vi) Liens for Taxes levied or imposed upon the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or upon the income, profits or property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or Liens on any Principal Property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary arising from claims from labor, materials or supplies; provided that either such Tax is not overdue or that the amount, applicability or validity of such Tax or claim is being contested in good faith by appropriate proceedings; or (vii) other deposits or pledges similar to those referred to in this clause (g);

(h) Liens arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any Subsidiary of the Company, or in connection with other proceedings or actions at law or in equity by or against the Company or any Subsidiary of the Company; and

(i) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in clauses (a) through (h) above or the Debt secured thereby; provided that (i) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets or equity interests or Debt that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property and plus any other property or assets not then constituting a Principal Property) and (ii) in the case of clauses (a) through (d) above, the Debt secured by such Lien at such time is not increased.

For the purposes of this Section 6.01 and Section 6.03, the giving of a guarantee which is secured by a Lien on a Principal Property, and the creation of a Lien on a Principal Property or equity interests or Debt to secure Debt which existed prior to the creation of such Lien, shall be deemed to involve the creation of Debt in an amount equal to the principal amount guaranteed or secured by such Lien; but the amount of Debt secured by Liens on Principal Properties and equity interests and Debt shall be computed without cumulating the underlying indebtedness with any guarantee thereof or Lien securing the same.

SECTION 6.02.  Fundamental Changes.  (a)  The Company will not consolidate with or merge into any other Person or convey, transfer or lease, or permit its Subsidiaries to convey, transfer or lease, to any Person all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, unless: (i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, such properties and assets shall be a Person (other than a natural person) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by writing approved by the Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned, the Company’s obligation for the due and punctual payment of the principal of and interest on all Loans and the performance of every covenant of this Agreement on the part of the Company to be performed; and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.  This Section 6.02(a) shall only apply to a merger or consolidation in which the Company is not the surviving Person and to conveyances, leases and transfers by the Company and its Subsidiaries as transferors or lessors.

(b) Upon any consolidation by the Company with or merger by the Company into any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, in accordance with Section 6.02(a), the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein, and in the event of any such conveyance or transfer, the Company (which term shall for this purpose mean the Person named as the “Company” in the definition of such term or any successor Person which shall theretofore become such in the manner described in Section 6.02(a)), except in the case of a lease, shall be discharged of all obligations and covenants under this Agreement and may be dissolved and liquidated.

(c) If, upon any such consolidation of the Company with or merger of the Company into any other Person, or upon any conveyance, lease or transfer of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any other Person, any Principal Property of the Company or of any Wholly-Owned Domestic Manufacturing Subsidiary (or any equity interests in or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary) would thereupon become subject to any Lien, then unless such Lien could be created pursuant to Section 6.01 without equally and ratably securing the Loans, the Company, prior to or simultaneously with such consolidation, merger, conveyance, lease or transfer, will as to such Principal Property, equity interests or Debt, secure the Loans outstanding hereunder (together with, if the Company shall so determine, any other Debt of the Company now existing or hereafter created which is not subordinate in right of payment to indebtedness hereunder) equally and ratably with (or prior to) the Debt which upon such consolidation, merger, conveyance, lease or transfer is to become secured as to such Principal Property, equity interests or Debt by such Lien, or will cause such Loans to be so secured.

(d) The foregoing provisions of Section 6.02(a) and (b) shall also apply to the Borrower, mutatis mutandis, provided that the applicable successor Person shall be an entity organized and existing under the laws of Spain.

SECTION 6.03.  Sale and Leaseback Transactions.  The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, enter into any arrangement on or after the Effective Date with any bank, insurance company or other lender or investor (other than the Company or another Wholly-Owned Domestic Manufacturing Subsidiary) providing for the leasing by the Company or any such Wholly-Owned Domestic Manufacturing Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued) that was or is owned by the Company or a Wholly-Owned  Domestic Manufacturing Subsidiary and that has been or is to be sold or transferred, more than 120 days after the completion of construction and commencement of full operation thereof by the Company or such Wholly-Owned  Domestic Manufacturing Subsidiary, to such bank, insurance company, lender or investor or to any Person to whom funds have been or are to be advanced by such bank, insurance company, lender or investor on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”) unless (a) the Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into or, as set forth below, deemed entered into on or after the Effective Date (other than such Sale and Leaseback Transactions permitted by clause (b) or (c) below), plus the aggregate principal amount of Debt secured by Liens on Principal Properties and Liens on any equity interests in or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary then outstanding (excluding any such Debt secured by Liens covered in clauses (a) through (i) of Section 6.01) without equally and ratably securing the Loans, would not exceed 10% of Consolidated Net Tangible Assets, (b) the Company, within 120 days after the sale or transfer, applies, or causes a Wholly-Owned Domestic Manufacturing Subsidiary to apply, an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction (in either case as determined by any two of the following:  the Chairman, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer and the Controller of the Company) to the prepayment (subject to the conditions of Section 2.08) of the Loans hereunder or the retirement of other indebtedness of the Company (other than indebtedness subordinated in right of payment to indebtedness hereunder), or indebtedness of a Wholly-Owned Domestic Manufacturing Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application or (c) such Sale and Leaseback Transaction shall be set forth on Schedule 6.03 hereto. Notwithstanding the foregoing, (x) no prepayment or retirement referred to in clause (b) above may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision and (y) where the Company or any Wholly-Owned Domestic Manufacturing Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Debt resulting from the guarantee by the Company or any other Wholly-Owned Domestic Manufacturing Subsidiary of the lessee’s obligation thereunder.

SECTION 6.04.  Consolidated Leverage Ratio.  From and after the Closing Date, the Company will not permit, as of the last day of any Test Period, commencing with the Test Period ending with the first fiscal quarter ending after the Closing Date, the Consolidated Leverage Ratio to exceed (a) for any Test Period ending on or prior to September 30, 2021, 3.75 to 1.00 and (b) for any Test Period ending thereafter, 3.50 to 1.00; provided that upon the consummation of a Qualifying Material Acquisition with respect to the Test Period ending with the fiscal quarter in which such Qualifying Material Acquisition is consummated and the Test Periods ending with the three subsequent consecutive fiscal quarters, the maximum permitted Consolidated Leverage Ratio shall, at the election of the Company by notice to the Administrative Agent delivered within 30 days of the consummation thereof, be increased to 4.00 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  Each of the following shall constitute an event of default (collectively, the “Events of Default”):

(a) the Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable, (ii) any interest on any Loan or any properly invoiced Commitment Fees when the same becomes due and payable, and such failure shall continue for a period of five Business Days, or (iii) any other amount owing by the Borrower under any Loan Document when the same becomes due and payable, and such failure shall continue for a period of 15 Business Days after receipt by the Borrower of written notice from the Administrative Agent of such amount being due, together with a statement in reasonable detail of the calculation thereof;

(b) any representation or warranty made by the Company or the Borrower herein or in any Borrowing Request or other document delivered by the Company or the Borrower pursuant to Article IV shall prove to have been incorrect in any material respect when made or deemed made;

(c) the Company or the Borrower shall fail to perform or observe any term, covenant or agreement set forth in Section 5.01(f), 5.02 or 5.03 on its part to be performed or observed;

(d) the Company or the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement (other than those specified in clause (a) or (c) of this Section 7.01) or any other Loan Document, on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company, the Borrower and the Administrative Agent by any Lender;

(e) the Company, the Borrower or any Wholly-Owned Domestic Manufacturing Subsidiary (i) shall admit in writing its inability to pay its debts generally, (ii) shall make a general assignment for the benefit of creditors or shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, dissolution (including, in respect of the Borrower, the falling within any of the categories set out in Article 363 of the Spanish Capital Companies Law which would require it to be dissolved, unless it is remedied in accordance with the Spanish Companies Law), reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or (iii) shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f) any proceeding shall be instituted against the Company, the Borrower or any Wholly-Owned Domestic Manufacturing Subsidiary seeking to adjudicate it bankrupt or declare it insolvent (declaración de concurso) (including the filing of any request for the declaration of voluntary or mandatory insolvency (concurso voluntario o necesario) or the taking or passing of any resolution approving such filing) and/or the filing of an application under Articles 583 et seq of the Spanish Insolvency Law or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition, compromise or assignment (including, without limitation, a convenio or any agreement, arrangement or compromise to obtain a release or stay of its current indebtedness and among others, a refinancing agreement (acuerdo de refinanciación) within the meaning of Articles 596 et seq of the Spanish Insolvency Law) of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property (including without limitation, administración del concurso, administrador concursal or liquidador), and such proceeding shall remain undismissed or unstayed for a period of 60 days;

(g) an ERISA Event or ERISA Events shall occur that results or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(h) any Change in Control shall occur; or

(i)    any Material Debt of the Company or any of its Subsidiaries shall be declared to be due and payable prior to the stated maturity thereof or shall not be paid at the stated maturity thereof.

SECTION 7.02.  Lenders’ Rights upon an Event of Default.  Subject to Section 4.04, if an Event of Default occurs and is continuing, then, and in any such event, the Administrative Agent (a) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate and (b) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable; provided, however, that in the case of an Event of Default set forth in Section 7.01(e) or 7.01(f) (in each case, with respect to the Company or the Borrower) constituting an entry of an order for relief under the United States federal bankruptcy laws, (i) the obligation of each Lender to make Loans shall automatically terminate and (ii) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the Company.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent hereunder, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or applicable law, and (c) except as expressly set forth in this Agreement, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “Notice of Default”) is given to the Administrative Agent by the Company, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or X or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Company and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof, having a combined capital and surplus of at least $500,000,000 and a local office in New York, New York.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Company and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.  Following the effectiveness of any Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

In case of the pendency of any proceeding with respect to the Borrower or the Company under any Debtor Relief Law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, hereunder (including under Section 9.03); provided, however, that nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by becoming a party to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Effective Date.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance to the making of such Loan.

Notwithstanding anything herein to the contrary, the Arranger shall not have any duties or obligations under this Agreement (except in its capacity, as applicable, as a Lender), but shall have the benefit of the indemnities to the extent expressly provided for hereunder, and, without limiting the foregoing, the Arranger shall not have or be deemed to have any fiduciary relationship with any Lender or with the Company, the Borrower or any of its Affiliates.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Company or the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto or thereto).

If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, but for the avoidance of doubt, excluding the Company and its Subsidiaries, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Article VIII and held in trust for the benefit of the Administrative Agent, and such Lender, shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Foreign Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph shall be conclusive, absent manifest error.

Without limiting immediately preceding paragraph, each Lender hereby agrees that if it or a Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Article VIII.

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant hereto shall not have any effect on a Payment Recipient’s obligations pursuant to this Article VIII or on whether or not an Erroneous Payment has been made.

Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under this Agreement, or otherwise payable or distributable by the Administrative Agent to such Lender under this Agreement with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding third paragraph.

In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with fourth paragraph immediately preceding this paragraph, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under this Agreement with respect to each Erroneous Payment Return Deficiency.

The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or the Company except to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower and the Company for the purpose of making any payment hereunder that became subject to such Erroneous Payment; provided, for the avoidance of doubt, this Article VIII shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower and the Company.

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under the foregoing seven (7) paragraphs shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:

(i)    if to the Company or the Borrower, to it at c/o Otis Worldwide Corporation, One Carrier Place, Farmington, Connecticut 06032, Attention: Imelda Suit, Vice President and Treasurer, Email Address: Imelda.suit@otis.com;

(ii) if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD  21231, Attention of: Agency Team, Telephone No.: (443) 627-4207, Email Address: Agency.Borrowers@morganstanley.com; tarik.johnson@morganstanley.com; and

(iii) if to any other Lender, to it at its address (or fax number or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email, intranet websites and the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to the Administrative Agent, the Company or the Borrower may be delivered or furnished by electronic communications pursuant to procedures expressly approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by the Administrative Agent by notice to each other such Person and the Company and the Borrower by notice to the Administrative Agent.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to the Platform shall be deemed received upon the receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, telephone number, email address or fax number for notices and other communications hereunder by notice to the other parties hereto  (or, in the case of any such change by a Lender, by notice to the Company, the Borrower and the Administrative Agent).

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).  Each Lender agrees that the Administrative Agent or the Arranger may, but shall not be obligated to, store any Borrower Materials on the Platform in accordance with its customary document retention procedures and policies.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Company or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  All covenants, agreements, representations and warranties made by the Company or the Borrower in this Agreement and in the certificates delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Arranger or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.11(b), 9.18 and 10.03, none of this Agreement or any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing and signed by the Company, the Borrower, the Administrative Agent and the Required Lenders; provided that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case, including any such postponement, reduction, waiver or excuse as a result of any modification to the definition of the term “Commitment Termination Date” or “Maturity Date” or to Section 2.06(a)), or postpone the scheduled date of expiration of any Commitment (in each case, including any such postponement, reduction, waiver or excuse as a result of any modification to the definition of the term “Commitment Termination Date” or “Scheduled Maturity Date” or to Section 2.06(a)), without the written consent of each Lender affected thereby, (D) change Section 2.15(b) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby, (E) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender and (F) release the Company Guarantee, except as expressly provided by Section 10.03, without the written consent of each Lender; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.  Notwithstanding the foregoing, (x) any amendment of the definition of the term “Applicable Rate” pursuant to the last sentence of such definition shall require only the written consent of the Borrower and the Administrative Agent and (y) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (ii)(A), (ii)(B) or (ii)(C) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.

(c) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of one firm of outside counsel for the foregoing (and, if deemed reasonably necessary by such Persons, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction), in connection with the arrangement and syndication of the credit facility provided for herein, including the preparation, execution and delivery of the commitment letter and the fee letters entered into in connection with the credit facility provided for herein, as well as the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers (to the extent such amendments, modifications or waivers are contemplated by Section 2.11(b) or requested by the Borrower) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration (other than routine administrative procedures and excluding costs and expenses relating to assignments and participations of Lenders) of this Agreement and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Arranger or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses reasonably related thereto, including reasonable fees, charges and disbursements of one firm of outside counsel for Indemnitees (and, if deemed reasonably necessary by the Administrative Agent, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest for any Indemnitee, one firm of counsel (and, if deemed reasonably necessary by such Indemnitee, one firm of regulatory and/or one firm of local counsel in each appropriate jurisdiction) for such Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the preparation, execution, delivery and (in the case of the Administrative Agent and its Related Parties only) administration of this Agreement or any other agreement or instrument contemplated hereby, or the consummation of the Transactions or any other transactions contemplated hereby or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by the Borrower or any other Person); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach, including any such breach in bad faith, of the agreements by such Indemnitee set forth in this Agreement or (B) result from any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, litigation, investigation or proceeding brought by an Indemnitee against the Administrative Agent or any Arranger in its capacity or in fulfilling its role as an agent or arranger or any other similar role hereunder).  No Indemnitee shall be liable for any damages arising from the use of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnitee, and no party hereto shall be liable for any special, indirect, consequential or punitive damages in connection with the Loans, this Agreement or its activities related thereto; provided that nothing contained in this sentence will limit the Borrower’s indemnity and reimbursement obligations set forth in this Section 9.03.  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such or against any Related Party acting for the Administrative Agent in connection with such capacity.  For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total unused Commitments and the aggregate principal amount of the Loans outstanding, in each case, at the time (or most recently in effect or outstanding, as the case may be).

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not (except as expressly provided in Section 6.02 or 9.18) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) Company may not (except as expressly provided in Section 6.02, 9.18 or 10.03) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arranger and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, the Arranger and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment or Loans at the time held or owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Company; provided that after the Effective Date, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received written notice thereof; provided further that no consent of the Company shall be required (1) for an assignment to a Lender (other than a Defaulting Lender), an Affiliate of a Lender or an Approved Fund or (2) upon the occurrence and during the continuance of an Event of Default arising under clause (a), (e) or (f) of Section 7.01 (provided that, in each case, the Borrower and the Company shall have received written notice of such assignment); provided further that any liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.12 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than €10,000,000 and shall be an integral multiple of €1,000,000 in excess thereof, in each case, unless otherwise agreed by the Company and the Administrative Agent;

(B) each partial assignment of a Lender’s Commitment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment under this Agreement, and each partial assignment of a Lender’s Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loans under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of (x) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment without assigning a proportionate part of the assigning Lender’s Loans or (y) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loans without assigning a proportionate part of the assigning Lender’s Commitment;

(C) the parties to each assignment shall (i) execute and deliver to the Administrative Agent (and, if its consent is required as set forth above, the Company), an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) and (ii) pay to the Administrative Agent a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender;

(D) No such assignment shall result in any additional liability of the Borrower or Company on account of United States Taxes or Spanish Taxes under Section 2.14 or for increased costs under Section 2.12; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States Federal and State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (to the extent accrued for periods prior to it ceasing to be a party hereto) and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section, provided that the requirements of such paragraph are met.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of (A) an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, (B) the assignee’s completed Administrative Questionnaire, (C) any tax forms required by Section 2.14(f) (in the case of clauses (B) and (C), unless the assignee shall already be a Lender hereunder) and (D) the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and Loans); provided that (A) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Company, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclauses (ii)(A), (ii)(B) or (ii)(C) of the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) and Section 2.14(h) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive (it being understood and agreed that such Participant shall not be entitled to the benefit of any other indemnity, expense reimbursement, yield protection or similar provision solely on account of becoming a Participant rather than being a party hereto).

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other rights and obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right and obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  The provisions of Sections 2.12, 2.13, 2.14, 2.15(c), 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement.

SECTION 9.06.  Counterparts; Integration; Effectiveness; Electronic  Execution.  (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered in connection herewith (but do not supersede any other provisions of any such commitment letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  On and after the Effective Date, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Conversion of Currencies  (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                 The obligations of the Company and the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each of the Company and the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement brought by it or any of its controlled Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State court or, to the extent permitted by law, in such New York Federal court.  Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process made by registered or certified mail, return receipt requested, to the applicable party at its address provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) The Borrower hereby irrevocably designates, appoints and empowers the Company, and the Company hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.  Such service may be made by bailing or delivering a copy of such process to the Borrower in care of the Company at the Company’s address used for purposes of giving notice under Section 9.02, and the Borrower hereby irrevocably authorizes and directs the Company to accept, and the Company agrees to accept, such service on its behalf.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, except that Information may be disclosed (a) to its Related Parties, including accountants and legal counsel, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (it being understood that such regulatory authority will be informed of the confidential nature of such Information and, except where such regulatory authority would be required to keep such Information confidential as a matter of law, requested to keep such Information confidential), (c) to the extent required by applicable law or by any subpoena or similar legal process (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and, except where such Person would be required to keep such Information confidential as a matter of law, requested to keep such Information confidential), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and requested to keep such Information confidential), (f) subject to execution by it of a written agreement containing provisions substantially the same as those of this Section 9.12, (A) to any permitted assignee of or permitted Participant in, or any prospective permitted assignee of or permitted Participant in, any of its rights or obligations under this Agreement  or (B) to any actual of prospective counterparty to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations or any actual or prospective insurance provider relating to any such obligations (or, in each case, their respective Related Parties), (g) with the written consent of the Borrower, (h) to rating agencies (on a confidential basis) and data service providers, including league table providers, that serve the lending industry, such information to consist of information customarily provided by arrangers to such data service providers or (i) to the extent such Information (1) is or becomes publicly available other than as a result of a breach of this Section or (2) is or becomes available to, or is independently developed by, the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower, any of its Affiliates or any of the Borrower’s or such Affiliate’s Related Parties, including accountants and legal counsel, relating the Borrower or any of its Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any of its Affiliates or any of the Borrower’s or such Affiliate’s Related Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised no less than reasonable care and at least the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Foreign Currency Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA PATRIOT Act and Beneficial Ownership Regulation Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies the Company and the Borrower, which information includes the name and address of the Company and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.15.  No Fiduciary Relationship.  Each of the Company and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Borrower and their respective Subsidiaries and other Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Borrower and their respective Subsidiaries and other Affiliates, and none of the Administrative Agent, the Arranger, the Lenders or their respective Affiliates has any obligation to disclose any of such interests to the Company, the Borrower or any of their respective Subsidiaries or other Affiliates.  To the fullest extent permitted by law, the Company and the Borrower hereby agree not to assert any claims against any of the Administrative Agent, the Arranger, the Lenders or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16.  Non-Public Information.  Each of the Administrative Agent, each Arranger and each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement, will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Company, the Borrower and the Administrative Agent that (a) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including United States Federal and state and foreign securities laws, and (b) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.  In the event that any Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Company, the Borrower, the Administrative Agent or the Arranger has any responsibility for such Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement.

SECTION 9.17.  Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or (iii) the variation of the terms of such liability  in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18.  Permitted Reorganization.  Notwithstanding any other provision of this Agreement, the Company may become a wholly-owned Subsidiary of a corporation organized under the laws of the United States of America, any State thereof or the District of Columbia (the “New Holding Company”) by means of a merger of the Company with or into a newly organized wholly owned Domestic Subsidiary of the New Holding Company (the “Permitted Reorganization Merger Subsidiary”) or another transaction or series of transactions that result in the Company becoming a wholly owned Domestic Subsidiary of the New Holding Company, provided that:

(a) immediately after the consummation of the Permitted Reorganization, the identity of the holders of the equity interests in the New Holding Company, and the percentage of the ordinary voting power represented by the equity interests in the New Holding Company held by each of them, shall be identical to the identity of the holders of the equity interests in the Company, and the percentage of the ordinary voting power represented by the equity interests in the Company held by each of them, immediately prior to the consummation of the Permitted Reorganization;

(b) the New Holding Company and, if applicable, the Permitted Reorganization Merger Subsidiary, prior to the consummation of the Permitted Reorganization, shall not have been engaged in any business activities or conducted any operations other than in connection with or as contemplated by the Permitted Reorganization and shall not own any material assets;

(c) prior to the consummation of the Permitted Reorganization, the Company, the New Holding Company and the Administrative Agent shall enter into an agreement in writing pursuant to which this Agreement shall be amended as may be necessary or appropriate, in the opinion of the Company and the Administrative Agent, to reflect (i) the Company becoming a wholly owned Subsidiary of the New Holding Company, (ii) the New Holding Company providing the New Holding Company Guarantee, (iii) subject to clause (iv) below, the New Holding Company becoming bound hereby as if it were the original “Company”, including for purposes of the definitions, the representations and warranties set forth in Article III hereof, the covenants set forth in Articles V and VI hereof and the Events of Default set forth in Article VII hereof (and the related defined terms), and (iv) notwithstanding anything to the contrary in clause (iii) above, the Borrower remaining the primary obligor in respect of the Loans and all the other Guaranteed Obligations, including any such amendments (consistent with clauses (i) through (iv) above) to provide that (A) references to the Company will be modified to be references to the New Holding Company or to each of the Company and the New Holding Company (including the definition of Transactions, Sections 5.02, 6.02, 7.01(b), 7.01(c), 7.01(d), 7.01(e), 7.01(f), 9.02, 9.04(a), 9.14 and 9.15 and the parenthetical in Section 7.02), as the context of the original reference requires and (B) on the date of effectiveness of such agreement, the New Holding Company shall represent and warrant, after giving effect to such agreement and the New Holding Company Guarantee and pro forma effect to the Permitted Reorganization, as to the matters set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.10 and 3.11; provided that a copy of such agreement shall have been provided by the Administrative Agent to the Lenders and the Administrative Agent shall not have received, within five Business Days of the date a copy of such agreement is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendments (it being understood that in the absence of such written notice from the Required Lenders, such amendments shall become effective at the end of such period, without any further action or consent of any other party to this Agreement);

(d) prior to or substantially concurrently with the consummation of the Permitted Reorganization, (i) the New Holding Company shall execute and deliver to the Administrative Agent a guarantee, in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that the terms thereof consistent with Article X hereof (with appropriate modifications to the release provisions set forth in Section 10.03) are reasonably satisfactory to the Administrative Agent), pursuant to which the New Holding Company shall unconditionally and irrevocably guarantee all the Loans and all the other Guaranteed Obligations of the Borrower (the “New Holding Company Guarantee”), and (ii) the New Holding Company shall deliver to the Administrative Agent documents, certificates and opinions relating to the New Holding Company and the New Holding Company Guarantee consistent with those delivered pursuant to Sections 4.01(b) and 4.01(c); and

(e) the Administrative Agent and the Lenders shall have received, at least three Business Days prior to the date of the consummation of the Permitted Reorganization, all documentation and other information required by bank regulatory authorities with respect to the New Holding Company under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, that has been reasonably requested by the Administrative Agent or any Lender in writing at least five Business Days prior to the date of the consummation of the Permitted Reorganization.

ARTICLE X

Company Guarantee

SECTION 10.01.  The Guarantee.  The Company hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan owing by the Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by the Borrower under this Agreement within three Business Days after written demand therefor shall have been received by the Company from the Administrative Agent (such guarantee, including the obligations of the Company thereunder as set forth in this Article IX, the “Company Guarantee”).

SECTION 10.02.  Guarantee Unconditional.  The obligations of the Company under the Company Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Agreement, the CNMV Guarantees Issuance Agreement or any other Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement, the CNMV Guarantees Issuance Agreement or any other Loan Document;

(c) any change in the corporate existence, structure or ownership of the Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Borrower contained in this Agreement, the CNMV Guarantees Issuance Agreement or any other Loan Document;

(d) the existence of any claim, set-off or other rights that the Company may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Borrower for any reason of this Agreement, the CNMV Guarantees Issuance Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the principal of or interest on any Loan or any other amount payable by it under this Agreement, the CNMV Guarantees Issuance Agreement or any other Loan Document; or

(f) any other act or omission by the Borrower, the Administrative Agent, any Lender or any other Person which might, but for the provisions of this Section 10.02, constitute a legal or equitable discharge of the Company’s obligations under the Company Guarantee (other than as set forth in Section 10.03).

SECTION 10.03.  Discharge; Reinstatement in Certain Circumstances.  The Company’s obligations under the Company Guarantee with respect to the obligations of the Borrower shall remain in full force and effect until the date on which the Commitments shall have terminated and the principal of and interest on the Loans owing by the Borrower and all other amounts payable by the Borrower under this Agreement shall have been paid in full; provided, however, that the Company may be released from any of its obligations under the Company Guarantee by the Administrative Agent with the written consent of all the Lenders as set forth in Section 9.02(b)(F).  If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, the Company’s obligations under the Company Guarantee with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 10.04.  Waiver by the Company.  The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action not provided for herein be taken by any Person against the Borrower or any other Person.

SECTION 10.05.  Taxes.  Section 2.14 shall apply mutatis mutandis to any payment made by the Company on behalf of the Borrower pursuant to the Company Guarantee.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OPAL SPANISH HOLDINGS, S.A.U.

By:	/s/ Bradley G. Thompson
	Name:	Bradley G. Thompson
	Title:	Authorized Signatory

OTIS WORLDWIDE CORPORATION

By:	/s/ Imelda Suit
	Name:	Imelda Suit
	Title:	Vice President, Treasurer

[Signature Page to Otis Bridge Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Mrinalini MacDonough
	Name:	Mrinalini MacDonough
	Title:	Authorized Signatory

[Signature Page to Otis Bridge Loan Credit Agreement]

MORGAN STANLEY BANK AG, as a Lender

By:	/s/ Oliver Kehren
	Name:	Oliver Kehren
	Title:	Authorised Signatory

By:	/s/ Berkay Devecioglu
	Name:	Berkay Devecioglu
	Title:	Authorised Signatory

[Signature Page to Otis Bridge Loan Credit Agreement]